Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***].”

COMMERCIALIZATION AGREEMENT

This COMMERCIALIZATION AGREEMENT (this “Agreement”) is entered into as of July 28, 2023 (the “Effective Date”) by and between TG Therapeutics, Inc., a Delaware corporation (“TG Parent”), and TG Biologics, Inc., a Delaware corporation (f/k/a TG Therapeutics, Inc.) (together with TG Parent, “TG”), on the one hand, and Neuraxpharm Pharmaceuticals S.L., a private limited company incorporated under the laws of Spain (“Company”), on the other hand.  Each of TG and Company is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, TG is engaged in the research, development, and commercialization of pharmaceutical products targeting B-cell disease;

WHEREAS, TG has developed, and is developing, a pharmaceutical product containing an investigational CD20 targeting antibody that treats multiple sclerosis;

WHEREAS, TG desires to grant Company, and Company desires to accept from TG, an exclusive license to commercialize the Product in the Field in the Territory (each, as defined below), on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1“[***]-[***] Commercialization Plan” has the meaning set forth in Section 5.1.

1.2“Action” has the meaning set forth in Section 10.5.1(c).

1.3“Adverse Event” means any untoward medical occurrence in a human clinical trial subject or in a patient who is administered the Compound or Product, whether or not considered related to such Compound or Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom, or disease associated with the use of the Compound or Product, or an otherwise noxious and unintended response to the Compound or Product, including as defined more fully in 21 CFR §312.32 and Art. 2 m) of Directive 2001/20/EC.

1.4“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means (a) ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) of the equity interests in the case of any other type of legal entity,  (or such lesser maximum percentage permitted in those jurisdictions where majority ownership by foreign entities is prohibited); (b) status as a general partner in any partnership; or (c) any other arrangement whereby a Person controls or has the right to control the board of directors of a corporation or equivalent governing body of an entity other than a corporation.  Notwithstanding the foregoing, Affiliates of Company shall not include Persons that would otherwise be deemed an Affiliate solely as a result of their being the portfolio companies (except for the Company as well as the other companies of the Neuraxpharm group) of the Permira branded funds managed or advised by Permira Beteiligungsberatungs GmbH (or one of its Affiliates) (collectively, the “Other Permira Companies”); provided, however, that, for the avoidance of doubt, in the event that Company undergoes a Change of Control, the foregoing exception for Other Permira Companies shall automatically be deemed to be deleted and the general terms of the definition of Affiliate without such exception shall determine whether any such Person qualifies as an Affiliate of Company.

1.5“Agreed % of Net Sales” has the meaning set forth in Section 7.3.

1.6“Annual Net Sales” means, with respect to any Calendar Year, the aggregate amount of Net Sales for such Calendar Year.

1.7“Applicable ABC Laws” has the meaning set forth in Section 12.3.6.

1.8“Applicable Laws” means any national, international, federal, state, or local laws, treaties, statutes, ordinances, rules, and regulations, including any rules, regulations, guidance, or guidelines of Regulatory Authorities having the binding effect of law, or of any national securities exchanges or securities listing organizations or other government authorities other than Regulatory Authorities, that are in effect from time to time during the Term and applicable to a particular activity hereunder.

1.9“Arising IP” means any Technology, Proprietary Material, and/or other intellectual property arising from or otherwise conceived and reduced to practice (actually or constructively), developed, or generated as a result of or in connection with the activities contemplated by this Agreement, whether by either Party or jointly, or by Company’s Affiliate(s), Sublicensee(s), and/or Distributor(s), and whether or not patentable, copyrightable, or otherwise protectable under any intellectual property rights.

1.10“Bankruptcy Code” has the meaning set forth in Section 11.3.

1.11“Biosimilar Product” means a product that is developed and commercialized by a Third Party, without any involvement (contractual or otherwise) of Company and/or any of its Affiliates, (a) in countries in the European Union, that (i) is a highly similar version of the Product, (ii) is a biological medicinal product with no clinically meaningful differences from the Product and is similar to the Product in terms of structure, biological activity and efficacy, safety, and immunogenicity profile without meeting the conditions in the definition of “generic medicinal products” under and in accordance with Art. 10 (2) (b) of Directive 2001/83/EC, owing to, in particular, differences relating to raw materials or differences in manufacturing processes of the Biosimilar Product and the Product under and in accordance with Art. 10 (4) of Directive 2001/83/EC, and (iii) is approved for use in the Field in the European Union by an abbreviated marketing authorization process that relies on the Product, as the original or reference medicinal product under and in accordance with Art. 10 (2) (a) of Directive 2001/83/EC, or (b) in countries in the Territory other than the European Union, a biological product that the applicable Regulatory Authority has determined is a biosimilar to the Product, meaning it is highly similar to and has no clinically meaningful differences from the Product, and is approved by an abbreviated marketing authorization process that relies on the first Marketing Authorization of the Product, as the original or reference biological product as to which the determination of biosimilarity is made (“Reference Medicinal Product”), and that is approved for use in the Field.

1.12“Brand Guidelines” has the meaning set forth in Section 2.1.3(d).

1.13“Branding” means all matters relating to the branding of the Product in the Field in the Territory, including any matters related to the selection of any trademarks, brand names, product logos, branding colors, trade dress, positioning, and key messages to be incorporated into Promotional Materials used for the Product in the Field in the Territory.

1.14“Business Day” means any day other than a Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.15“Buy-Back Option” has the meaning set forth in Section 11.2.5.

1.16“Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.

1.17“Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.

1.18“Challenge” means any challenge to the validity or enforceability of any of the Licensed Patent Rights or Arising IP before any administrative, judicial, or other governmental authority, court, tribunal, or arbitration panel, including by (a) filing a declaratory judgment action in which any of the Licensed Patent Rights or Arising IP is alleged to be invalid or unenforceable; (b) citing prior art, filing a request for re-examination of any of the Licensed Patent Rights or Arising IP, or provoking or becoming a party to an interference with an application for any of the Licensed Patent Rights or Arising IP, or analogous proceedings in the Territory; or (c) filing or commencing any re-examination, opposition, cancellation, nullity, or similar proceedings against any of the Licensed Patent Rights or Arising IP in any country.

1.19“Change of Control” means, with respect to either Party, a transaction or series of related transactions (including any merger, consolidation, share exchange, reorganization, or combination) involving such Party and any Third Party that results in (a) the holders of outstanding voting securities of such Party immediately prior to such transaction ceasing to represent at least fifty percent (50%) of the combined outstanding voting power of such Party or of the surviving or continuing entity immediately after such transaction or series of transactions; (b) any Third Party (other than a trustee or other fiduciary holding securities under an employee benefit plan) becoming the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party (including as a single Third Party all persons who in concert or act together as a “group” for purposes of acquiring shares of such Party, in accordance with Section 13(d) of the Securities Act of 1934) (other than an investment transaction by an entity not engaged in the pharmaceutical or biotechnology business, the purpose of which is to raise capital for such Party); or (c) the sale or other disposition to a Third Party of all or substantially all of such Party’s assets.

1.20“Claims” has the meaning set forth in Section 13.1.

1.21“Clinical Data” means any and all data (together with all Clinical Trial reports and the results of analyses thereof) derived or generated from any Clinical Trial of the Compound or Product or from testing of subjects or the analysis of samples used in any such Clinical Trial.

1.22“Clinical Trial” means, collectively, any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Pivotal Clinical Trial, and/or Post-Approval Clinical Trial, as applicable.

1.23“CoC Agreement” has the meaning set forth in Section 11.2.5.

1.24“Commercial Years” has the meaning set forth in Section 5.4.1.

1.25“Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a product after Marketing Authorization has been obtained with respect to such product, including (a) activities directed to marketing, promoting, detailing, distributing, importing, selling, and offering to sell such product (but, for clarity, not including studies to support Product positioning and/or market penetration); (b) interacting with Regulatory Authorities regarding any of the foregoing; and (c) seeking Pricing Approvals and Reimbursement Approvals for such product.  When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.26“Commercialization Plan” means each written report that (a) describes the Commercialization activities that Company reasonably expects to conduct with respect to the Product in the Field in the Territory, and (b) sets forth (i) a non-binding estimate of projected sales of the Product in the Field in the Territory, and (ii) a summary of all actual sales of the Product in the Field in the Territory.  Without limiting the foregoing, each Commercialization Plan shall include, without limitation, (w) demographics and market dynamics, market strategies, and a marketing plan (including advertising, detailing forecasts, Pricing strategies pertaining to discounts, and sales forecasts) for the Product in the Field in the Territory; (x) specific Commercialization and marketing objectives, projected milestones, resource allocation requirements, and activities to be performed over such period (including all anticipated Territory-Specific Requirements and including the anticipated launch of the Product in the Field in any countries or regions in the Territory) (collectively, the “Commercialization Targets”); (y) a timeline for such activities, including the estimated launch date of such Product in the Field in each country or region of the Territory; and (z) a sales and expense forecast (including at least [***]) for the Product in the Field in the Territory.

1.27“Commercialization Report” has the meaning set forth in Section 5.7.

1.28“Commercially Reasonable Efforts” means, with respect to the activities of Company (and/or its Affiliates, Sublicensees, and Distributors), in the Development or Commercialization, as the case may be, of the Product, the level of efforts and resources typically used and expected from a pharmaceutical company for the development or commercialization of products of comparable market potential, which such products are fully owned by such pharmaceutical company without the obligation to compensate any third party in connection with such commercial exploitation (including profit sharing and other arrangements), taking into account all relevant factors including, as applicable: the stage of development; observed efficacy and safety of the Product, including as relative to other anti-CD20 monoclonal antibodies in the Field in the marketplace; actual or anticipated Regulatory Authority approved labeling; the nature and extent of market exclusivity (including patent coverage, regulatory exclusivity, and competitiveness of alternative products); the cost and likelihood of obtaining Marketing Authorization; the actual or projected profitability; and the reasonably expected and actual pricing, reimbursement, and formulary status; and without considering Company’s and/or its Affiliates’, Sublicensees’, and Distributors’ internal development and/or commercialization programs or its particular circumstances.  For purposes of clarity, Commercially Reasonable Efforts shall be determined on a market-by-market basis for the Product, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of the Product and the market(s) involved.

1.29“Company Data” has the meaning set forth in Section 3.7.

1.30“Company Development Activities” has the meaning set forth in Section 3.1.3.

1.31“Company Employees” means any employee, officer, agent, agency personnel, or any other person acting for or on behalf of Company or otherwise under Company’s control or direction who is wholly or mainly assigned to providing Commercialization activities and/or Company Development Activities.

1.32“Company Indemnities” has the meaning set forth in Section 13.2.

1.33“Company Persons” has the meaning set forth in Section 12.3.6.

1.34“Competitive Program” means any program that involves the research, development or commercialization of any (a) [***] or (b) [***].

1.35“Compound” means the CD20 targeting antibody referred to as ublituximab (CAS 1174014-05-1), previously known as TG-1101 or LFB-R603.

1.36“Confidential Information” means with respect to each Party, all information, Technology, and Proprietary Materials that is disclosed or provided by or on behalf of such Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or to any of the Receiving

Party’s employees, consultants, Affiliates, or sublicensees, or that is otherwise developed under this Agreement; provided, that, none of the foregoing shall be Confidential Information if: (a) as of the date of disclosure, it is known to the Receiving Party or its Affiliates as demonstrated by contemporaneous written documentation maintained in the ordinary course of business, other than by virtue of a prior confidential disclosure to such Receiving Party; (b) as of the date of disclosure it is in the public domain, or it subsequently enters the public domain through no fault of the Receiving Party; (c) it is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) it is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party as demonstrated by contemporaneous written documentation maintained in the ordinary course of business.  For purposes of clarity, (w) unless excluded from Confidential Information pursuant to the preceding sentence, any scientific, technical, manufacturing, or financial information of a Party that is disclosed through any report (including any audit report) shall constitute Confidential Information of the Disclosing Party; (x) all Clinical Data disclosed to Company as part of the Licensed Technology or otherwise produced by TG in connection with the Global Development Activities shall be Confidential Information of TG; (y) all Clinical Data produced by Company in connection with the Company Development Activities shall be Confidential Information of Company (except to the extent necessary for TG exercise its rights under Sections 3.7 and 11.4); and (z) any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

1.37“Control” or “Controlled” means (a) with respect to Technology (other than Proprietary Materials) or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Technology or Patent Rights as provided herein without violating the terms of any agreement or arrangement with, infringing the Patent Rights of, or misappropriating the proprietary or trade secret information of, any Third Party and without violating any Applicable Laws and (b) with respect to Proprietary Materials, the possession by a Party of the right to supply such Proprietary Materials to the other Party as provided herein without violating the terms of any agreement or arrangement with any Third Party and without violating any Applicable Laws.  Notwithstanding the foregoing, no Party shall be deemed to Control any Technology, Proprietary Materials, or Patent Rights solely by virtue of the license grants set forth in this Agreement.

1.38“Cover” or “Covered” means, with respect to the Product, that the manufacture, use, sale, or other Commercialization of the Product in a particular country by an unlicensed Third Party would infringe a Valid Claim.

1.39“Defensive Action” has the meaning set forth in Section 10.5.2(a).

1.40“Development” or “Develop” means (a) all non-clinical and clinical development activities that are undertaken with respect to the Product, including, without limitation, (i) the conduct of Clinical Trials, toxicology and pharmacology testing, test method development and stability testing, formulation development, delivery system development, quality assurance and quality control development, analytical method development, human clinical studies, regulatory affairs activities, statistical analysis, and report writing; (ii) the preparation of Clinical Trial design and operations; and (iii) without limiting the generality of the foregoing (i), the conduct of Post Approval Clinical Trials and any post-marketing safety surveillance and maintaining databases, including studies to support Product positioning and/or market penetration; and (b) any and all other activities that may be necessary or useful to obtain Regulatory Approval.  When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.41“Development Plan” means the non-binding written plan for, and estimated budget applicable to, the anticipated Company Development Activities relating to the Product, as such written plan may be amended, modified, or updated in accordance with Section 3.4.  Topics that shall be covered in the plan include: (a) any Clinical Trials (including investigator-initiated clinical trials) related to the Product in the Field that Company expects to conduct in accordance with Sections 3.1.2(b) and 3.1.3 and the expected timeline for conducting such Clinical Trials; and (b) the Drug Approval Applications for the Product in the Field in the Territory, and the expected timetable for filing such Drug Approval Applications.

1.42“Development Report” has the meaning set forth in Section 3.6.

1.43“Dispute” has the meaning set forth in Section 14.1.

1.44“Distribution Agreement” has the meaning set forth in Section 2.2.2.

1.45“Distributor” means any Person that purchases Product from Company or any of Company’s Affiliates or Sublicensees for purposes of resale of Product to end users in the Territory (including any wholesalers, pharmacists, or hospitals).

1.46“DP PSA” has the meaning set forth in Article 6.

1.47“Drug Approval Application” means, with respect to the Product in any country or region in the Territory, an application for Marketing Authorization for the Product in such country or region.  For purposes of clarity, Drug Approval Application shall include, without limitation, (a) a marketing authorization application (MAA) for Europe; (b) a counterpart of an MAA in any other country or region in the Territory; and (c) and all supplements and amendments to the foregoing.

1.48“Drug Substance” has the meaning set forth in the DS PSA.

1.49“Drug Product” has the meaning set forth in the DP PSA.

1.50“DS PSA” has the meaning set forth in Article 6.

1.51“DTT Residence Certificate” has the meaning set forth in Section 8.3.6

1.52“EMA” means the European Medicines Agency or any successor agency or authority thereto.

1.53“Excluded Application” means (a) any application involving the determination or monitoring of (i) the presence or absence of a disease; (ii) the stage, progression, or severity of a disease or (iii) the effect on a disease of a particular treatment; (b) any application involving the selection of patients for a particular treatment; and (c) any in vitro applications or uses.

1.54“Excluded Territory” means all of the following countries, regions, and jurisdictions: (a) United States; (b) Canada; (c) Mexico; (d) South Korea; (e) Taiwan; (f) Singapore; (g) Indonesia; (h) Malaysia; (i) Thailand; (j) Philippines; (k) Vietnam; and (l) Myanmar; in each case, including all of its territories, commonwealths, and possessions.

1.55“Excluded Territory-Specific PMCs/PMRs” means (a) those Post-Marketing Commitments & Requirements that are identified as Excluded Territory-Specific PMCs/PMRs on Schedule 3.1.2, and (b) any other Post-Marketing Commitment & Requirement that is specific to the Excluded Territory that arises following the Effective Date.

1.56“FCPA” has the meaning set forth in Section 12.3.6.

1.57“FDA” means the United States Food and Drug Administration or any successor agency or authority thereto.

1.58“Field” means solely the treatment of relapsing forms of Multiple Sclerosis in adults, which shall comprise relapsing-remitting multiple sclerosis (RRMS) and active secondary progressive multiple sclerosis (SPMS).  For purpose of clarity, the definition of “Field” shall not include any Excluded Application.

1.59“First Commercial Sale” means, with respect to the Product in the Field in the Territory, the first sale, transfer, or disposition for value to an end user of such Product in the Field in the Territory after Marketing Authorization for the Product has been received in the Territory; provided, that, a First Commercial Sale shall not include: (a) any sale to an Affiliate, Sublicensee, or Distributor (unless the Affiliate, Sublicensee, or Distributor is the last entity in the distribution chain of the Product), (b) any use of the Product in Clinical Trials, pre-clinical studies, or other research or development activities, or (c) the disposal or transfer of Products for a bona fide charitable purpose, including compassionate use or named patient use.

1.60“Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder (other than payment obligations), and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty, or accident, or war, revolution, civil commotion, act of terrorism, blockage, or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand, or requirement of any government or of any subdivision, authority, or representative of any such government.

1.61“Global Development Activities” has the meaning set forth in Section 3.1.1.

1.62“Global PMCs/PMRs” means (a) those Post-Marketing Commitments & Requirements that are identified as Global PMCs/PMRs on Schedule 3.1.2, and (b) any other Post-Marketing Commitment & Requirement that is required, whether by the applicable Regulatory Authorities or as a voluntary commitment by the holder of the Marketing Authorization, in connection with the maintenance of Marketing Authorizations for the Product in the Field in both the Excluded Territory and the Territory that arises following the Effective Date.

1.63“GLP” means the then-current Good Laboratory Practice Standards or comparable regulatory standards promulgated or endorsed by the applicable Regulatory Authority.

1.64“GMP” means current Good Manufacturing Practices that apply to the Manufacture of Drug Substance and/or the clinical or commercial supply of Products or comparable regulatory standards promoted or endorsed by the applicable Regulatory Authority and the International Conference on Harmonization Guidelines ICH Q7 Good Manufacturing Practice Guidance for API or the principles and guidelines of Good Manufacturing Practices for Medicinal Products as defined with EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice.

1.65“Good Clinical Practice” or “GCP” means the applicable regulations or guidance relating to the design, conduct, recording, and reporting of Clinical Trials that involve the participation of human subjects, when generating Clinical Trial data intended to be submitted to Regulatory Authorities, as set forth under Applicable Law and any regulations or guidance documents promulgated thereunder, including but not limited to the ICH E6 consolidated guidance on Good Clinical Practice.

1.66“GVP” means Good Pharmacovigilance Practice or comparable regulatory standards that apply for the conduct of pharmacovigilance as endorsed by the applicable Regulatory Authority and guidelines as defined in Directive 2001/83/EC.

1.67“Hadam License” means that certain License Agreement, dated August 15, 2006, by and between Laboratoire Français du Fractionnement et des Biotechnologies S.A. and Dr. Martin R. Hadam, as it may be amended from time to time.

1.68“ICH” has the meaning set forth in Section 3.5.

1.69“Indemnified Party” has the meaning set forth in Section 13.3.

1.70“Indemnifying Party” has the meaning set forth in Section 13.3.

1.71“Indication” means each separate and distinct disease, illness, and/or condition, interruption, cessation, or disorder of a particular bodily function, system, tissue type, or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency, or route of any treatment, dosage strength, or patient class, for which Regulatory Approval is being sought. For clarity, for the purpose of this Agreement (i) [***], and (ii) [***].

1.72“Initial Period” has the meaning set forth in Section 5.5.1.

1.73“Infringement” has the meaning set forth in Section 10.5.1(a).

1.74“Infringement Notice” has the meaning set forth in Section 10.5.1(a).

1.75“Investigator’s Brochure” means a compilation of preclinical data and Clinical Data with respect to a new investigational drug that is proposed for filing with a Regulatory Authority and used to provide information to clinical investigators and Regulatory Authorities.

1.76“JSC” has the meaning set forth in Section 7.1.

1.77“Key Markets” means [***].

1.78“Key Multiple Sclerosis Centers” means the approx. [***] centers dedicated to the treatment of Multiple Sclerosis in the Territory that are referred to in Section 2.3 of the initial Commercialization Plan attached hereto as Exhibit B and the details of which Company will provide to TG without undue delay following the Effective Date.

1.79“Knowledge” means, with respect to a Party, the actual knowledge of any executive officer (as defined for purposes of Section 14 of the Securities Exchange Act of 1934, as amended) of such Party.

1.80“LFB” means, collectively, GTC Biotherapeutics, Inc., LFB Biotechnologies S.A.S., and LFB/GTC LLC.

1.81“LFB Background Patent Rights” means the Patents Controlled by TG pursuant to the LFB License that are identified therein as “Background Patent Rights,” including, as of the Effective Date, as listed in Schedule 12.2.2(a).

1.82“LFB License” means that certain Exclusive License Agreement, dated January 30, 2012, by and among GTC Biotherapeutics, Inc., LFB Biotechnologies S.A.S., LFB/GTC LLC, and TG Biologics, Inc. (f/k/a TG Therapeutics, Inc.), as amended from time to time.

1.83“Licensed Patent Rights” means any Patent Right (including any Product Improvement solely to the extent Company exercises its option in Section 3.2.1(c)) that (a) is necessary or useful for Company to Commercialize the Product in the Field (including any New CNS Indication solely to the extent Company exercises its option in accordance with Section 3.2.1(d)) in the Territory, and (b) is (i) Controlled by TG as of the Effective Date, or (ii) developed or reduced to practice, and Controlled, by TG under and pursuant to this Agreement after the Effective Date. For clarity, the Licensed Patent Rights, including, as of the Effective Date, as listed in Schedule 12.2.2(b), include, without limitation, such Patents Rights Controlled by TG pursuant to the LFB License, but exclude the LFB Background Patent Rights.

1.84“Licensed Technology” means any Technology (including any Product Improvement solely to the extent Company exercises its option in Section 3.2.1(c)) that (a) is necessary or useful for Company to Commercialize the Product in the Field (including any New CNS Indication solely to the extent Company exercises its option in accordance with Section 3.2.1(d)) in the Territory, and (b) is (i) Controlled by TG as of the Effective Date or (ii) developed or reduced to practice, and Controlled, by TG under and pursuant to this Agreement after the Effective Date.  For clarity, the Licensed Technology (A) includes, without limitation, such Technology that is Controlled by TG pursuant to the LFB License, and (B) [***]) (the “Excluded Manufacturing Know-How”).

1.85“Licensed Trademark” means BRIUMVI (or, solely to the extent that BRIUMVI is not available for use or registration in a particular country in the Territory or otherwise as mutually agreed by the Parties, any other trademark chosen in the future by TG and Company collaboratively, for Commercialization purposes), together with all goodwill associated therewith, including, without limitation, EUTM Reg. No. 018489086 and all other BRIUMVI trademarks applied for and/or registered in any country in the Territory. A list of those Licensed Trademarks applied for and/or registered at the Effective Date is attached hereto in Schedule 12.2.2(c). For the avoidance of doubt, any BRIUMVI (or alternatively chosen trademarks) applied for and registered in the future shall automatically be included in Schedule 12.2.2(c) and shall become part of the licensing regime under this Agreement.

1.86“Losses” has the meaning set forth in Section 13.1.

1.87“Manufacture” or “Manufacturing” or “Manufactured” means all activities related to the production of any Drug Substance or Drug Product, including the manufacture, receipt, inspection, storage, and handling of materials, and the manufacture, processing, purification, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping, and release of Drug Substance or Drug Product.

1.88“Marketing Authorization” means, with respect to the Product in any country or region in the Territory, the Regulatory Approval required by Applicable Laws to market and sell the Product for use in the Field in such country or region.  For purposes of clarity, “Marketing Authorization” in the European Union means marketing authorization for the Product granted by the EMA pursuant to Council Directive 2001/83/EC, as amended, or Regulation (EC) No 726/2004, as amended.  For the avoidance of doubt, Marketing Authorization does not include Pricing Approvals and Reimbursement Approvals.

1.89“Milestone Payments” has the meaning set forth in Section 8.2.1.

1.90“Net Sales” means the gross amount billed or invoiced by Company or any of its Affiliates, Sublicensees, or Distributors (each, a “Seller”) to Third Parties in the Territory for sales or other dispositions or transfers for value of the Product, less (a) allowances for trade, quantity, and cash discounts actually allowed and taken; (b) freight, transportation, insurance, postage charges, and customs duties included on a Seller’s bill or invoice or as a separate item; (c) credits, rebates, allowances, and amounts repaid due to returns, recalls, or government regulations, including allowances for uncollectible amounts and/or bad debts on previously sold Products; (d) retroactive price reductions that are actually allowed or granted; (e) sales taxes, excise taxes, value-added taxes, and other taxes (other than income taxes) levied on the invoiced amount; and (f) duties, tariffs, and other governmental charges.  In addition, Net Sales are subject to the following:

(i)Net Sales shall not include sales or transfers between Company and any of its Affiliates, Sublicensees, or Distributors unless such Affiliate, Sublicensee, or Distributor is the end user of the Product.

(ii)If any Seller effects a sale, disposition, or transfer of the Product to a Third Party in a particular country other than on customary commercial terms or for non-monetary consideration, the Net Sales of such Product to such Third Party shall be deemed to be “the fair market value” of such Product.  For purposes of this subsection (ii), “fair market value” means the value that would have been derived had such Product been sold as a separate product to another customer in the country concerned on customary commercial terms.

(iii)For purposes of this Agreement, “sale” shall mean any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of

Product at no charge for academic research, preclinical, clinical, or regulatory purposes (including the use of the Product in Clinical Trials) or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry and/or which is reasonably proportional to the market for the Product).

1.91“New CNS Indication” has the meaning set forth in Section 3.2.1(d).

1.92“New CNS Indication Development Activities” has the meaning set forth in Section 3.2.1(d).

1.93“New CNS Indication IP” has the meaning set forth in Section 3.2.1(d).

1.94“New CNS Indication Notice” has the meaning set forth in Section 3.2.1(d).

1.95“New Commercialization Provider” means the provider of Commercialization activities and/or Company Development Activities (or activities which are substantially the same as, or the replacements to, the Commercialization activities and/or the Company Development Activities) as a successor to Company following the termination of all or part of this Agreement.

1.96“New Sales Representative” has the meaning set forth in Section 5.3.2(c).

1.97“Officials” has the meaning set forth in Section 12.3.6.

1.98“Optional Territory-Based Development Activities” has the meaning set forth in Section 3.1.3.

1.99“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention, and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations, and extensions thereof, and all foreign counterparts of any of the foregoing.

1.100“Payment” has the meaning set forth in Section 12.3.6.

1.101“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture, or similar entity or organization, including a government or political subdivision, department, or agency of a government.

1.102“Phase 1 Clinical Trial” means a human clinical trial conducted for the Product in any country that would satisfy the requirements of 21 CFR 312.21(a), as amended (or its foreign equivalent, e.g., Regulation (EU) No 536/2014).

1.103“Phase 2 Clinical Trial” means a human clinical trial conducted for the Product for any Indication that would satisfy the requirements of 21 CFR 312.21(b), as amended (or its foreign equivalent, e.g., Regulation (EU) No 536/2014) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety for the Product in the target patient population.

1.104“Phase 3 Clinical Trial” means a pivotal human clinical trial conducted for the Product for any Indication that would satisfy the requirements of 21 CFR 312.21(c), as amended (or its foreign equivalent, e.g., Regulation (EU) No 536/2014) and is intended to confirm with statistical significance the efficacy and safety of the Product with respect to a particular Indication, and is performed to obtain Marketing Authorization.

1.105“Pivotal Clinical Trial” means (a) a Phase 3 Clinical Trial or, (b) a Phase 2 Clinical Trial to the extent: (i) in the United States, the protocol for that Phase 2 Clinical Trial shall have been reviewed by the FDA under its current Special Protocol Assessment Guidelines (or equivalent guidelines issued in the future), and any comments from the FDA on that protocol are incorporated in the final protocol for that Phase 2 Clinical Trial or are resolved to the FDA’s satisfaction as evidenced by further written communications from the FDA; or (ii) a process with a comparable result – acceptance of a Phase 2 Clinical Trial protocol as “potentially pivotal” – has occurred with the EMA/CHMP in the European Union; or (iii) based on the results of that Phase 2 Clinical Trial, either the FDA or the EMA has determined that the Phase 2 Clinical Trial can be considered as a pivotal clinical trial for purposes of obtaining Marketing Authorization; or (iv) the equivalent of the foregoing in other jurisdictions in the Territory.

1.106“Post Approval Clinical Trials” means any Phase 4 clinical trial and/or any clinical trial undertaken after any Marketing Approval is granted for the Product in the Field in the Territory, such as, without limitation, an Investigator sponsored study.

1.107“Post-Marketing Commitments & Requirements” has the meaning set forth in Section 3.1.2.

1.108“Pricing” means the determination of Product pricing at all levels, including the Product list price (also referred to as Wholesale Acquisition Cost) and the net price in which the Product is offered to purchasers and payers (including both private sector and government entities).

1.109“Pricing Approval” means any pricing approvals, guidance, or recommendations reasonably necessary to market the Product in the Field in the Territory.

1.110“Prior Year Spend” has the meaning set forth in Section 7.3.

1.111“Product” means Briumvi, 150mg of the Compound at a concentration of 25 mg/mL for solution for intravenous infusion in the Field.

1.112“Product Improvement” means any development, innovation, and/or modification to the Product in the Field that (a) may modify the Product Label, or (b) otherwise relates to chemistry, manufacturing, and controls (CMC) of the Product in the Field (including, for the avoidance of doubt and without limitation, changes to and modifications of the Manufacturing process and the supply chain, consistent with the types of activities specified on Exhibit D attached hereto). For clarity, (y) the development of a pharmaceutical product to be used inside the Field containing the Compound as active ingredient and using a route of administration other than intravenous infusion (an “MoA Product Improvement”) and (z) the establishment of any alternative sources for manufacturing the Product (drug substance and/or drug product) shall, in each case (y) and (z), be considered a Product Improvement. Notwithstanding the foregoing, the term Product Improvement does not include any development, innovation and/or modification that (i) results in a ROFN Product or a New CNS Indication for the Product, or (ii) results from any Territory-Specific CMC PMCs.

1.113“Product Improvement Development Activities” has the meaning set forth in Section 3.2.1(c).

1.114“Product Improvement Notice” has the meaning set forth in Section 3.2.1(c).

1.115“Product Label” means (a) with respect to the European Economic Area countries, the label for the Product in the Field that received initial authorization by the EMA on 30 March 2023 (EMA/H/C/005914), and (b) with respect to all other countries and/or regions in the Territory, the label for the Product in the Field in such countries and/or territories, which is substantially similar to the label described in subsection (a) with respect to all material characteristics.

1.116“Promotional Materials” has the meaning set forth in Section 2.1.3(d).

1.117“Proprietary Materials” means any tangible chemical, biological, or physical materials that (a) are furnished by or on behalf of one Party to the other Party in connection with this Agreement, whether or not specifically designated as proprietary by such Transferring Party, or (b) that are otherwise conceived or reduced to practice by Company in the conduct of the Company Development Activities and/or in connection with the Commercialization of the Product.

1.118“Qualified Person” has the meaning assigned to such term in Article 48 of Directive 2001/83/EC, as amended, and Article 52 of Directive 2001/82/EC.

1.119“Raw Material” has the meaning set forth in the Supply Agreement.

1.120“Recall” has the meaning set forth in Section 5.8.

1.121“Regulatory Approval” means, with respect to the Territory, any approval, product and establishment license, registration, or authorization of any Regulatory Authority required for the Manufacture, use, storage, importation, exportation, transport, or distribution of the Product in the Territory, including any Marketing Authorization, Reimbursement Approval, and Pricing Approval.

1.122“Regulatory Authority” means any national, international, regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity with authority over the distribution, importation, exportation, Manufacture, production, use, storage, transport, clinical testing, marketing, Pricing, or sale of the Product in the Field in the Territory, including, without limitation, the EMA and The Medicines and Healthcare Regulatory Authority of the United Kingdom.

1.123“Regulatory Filings” means, collectively: (a) all MAAs, establishment license applications, Drug Master Files, and all other similar filings (including, without limitation, counterparts of any of the foregoing in any country in the Territory); (b) all supplements and amendments to any of the foregoing; (c) all data and other information contained in, and correspondence relating to, any of the foregoing; and (d) any and all orphan drug applications.

1.124“Reimbursement Approval” means any pricing reimbursement registration or listing on formularies or any other similar approvals necessary or useful to an optimal introduction of the Product in the Field on the market.

1.125“Results” has the meaning set forth in Section 9.4.

1.126“ROFN Opportunity” has the meaning set forth in Section 2.5.

1.127“ROFN Product” means any pharmaceutical product that (a) contains the Compound as an active ingredient, and (b) is for an indication that is both: (i) outside the Field and (ii) not a New CNS Indication.

1.128“Sales Target” means, [***].

1.129“SBL” has the meaning set forth in the Supply Agreement.

1.130“Serious Adverse Event” means any untoward medical occurrence that, at any dose, results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect, including as more fully defined in 21 CFR § 312.32 and Art. 1 para. 12 of Directive 2001/83/EC.

1.131“Significant Development Event” means any of the following material Development events, a summary of which shall be included in any Development Report: (a) any material interaction and/or written correspondence between Company and any Regulatory Authority with respect to the Product; (b) any material event with respect to any Clinical Trial involving the Product conducted by or on behalf of Company, including any such event that is ongoing as of the date of the applicable Development Report, or is reasonably expected to occur or be initiated within [***] ([***]) [***] of the date of the applicable Development Report; and (c) any material result obtained in the conduct of any Clinical Trial involving the Product conducted by or on behalf of Company during the period covered by the Development Report.  For purposes of clarity, all information provided to TG with respect to Significant Development Events, shall be deemed to be Confidential Information of Company.  For purposes of this definition, “material” shall be defined as any event and/or result which have had or may have a significant impact on the activities and timelines defined in the Development Plan of the Product.

1.132“Sublicensee” means any Third Party to which Company grants a sublicense in accordance with Section 2.2.

1.133“Sublicense Agreement” means any agreement by and between a Party and a Sublicensee which is entered into in accordance with Section 2.2.

1.134“Supply Agreement” has the meaning set forth in Section 6.1.

1.135“Taxes” means: (a) any form of tax on income, profits and gains; and (b) all other taxes, levies, duties, imposts, charges, contributions and withholdings in the nature of taxation imposed, collected or assessed by, or payable to, a Tax authority, including any excise, property, value added, sales, transfer, franchise and payroll taxes, in each case regardless of whether levied as a primary, secondary or joint liability and together with all penalties, fines, charges, additions to tax and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

1.136“Technology” means, collectively, all inventions, discoveries, improvements, trade secrets, and proprietary information and methods, whether or not patentable or patented, including without limitation: (a) methods of use of, and structural and functional information pertaining to, chemical compounds; (b) compositions of matter, data, formulations, processes, techniques, know-how, and results (including any negative results); and (c) results of clinical trials, pre-clinical trials, and other Development activities, including, without limitation, Clinical Data.

1.137“Term” has the meaning set forth in Section 11.1.

1.138“Territory” means worldwide, other than the Excluded Territory.

1.139“Territory-Specific CMC PMCs” means any Post-Marketing Commitment & Requirement that is related to CMC of the Product in the Field that is specific to the Territory (and, for clarity, not the Excluded Territory) and that arises prior to or following the Effective Date.

1.140“Territory-Specific Requirements” means (a) the Post-Marketing Commitment & Requirements that are identified as a Territory-Specific Requirement on Schedule 3.1.2, (b) any other Post-Marketing Commitment & Requirement that is specific to the Territory, not related to CMC, and arises following the Effective Date, and (c) any Development studies or activities that are specific to the Territory, arise following the Effective Date, and are required to obtain Marketing Authorization for the Product in the Field in a country in the Territory, but not including Territory-Specific CMC PMCs.

1.141“TG EU Commercial Personnel” means EU-based marketing, medical and/or sales personnel engaged by TG from time to time, at TG’s sole expense, to perform specific targeted interactions with key opinion leaders regarding Multiple Sclerosis located in the Territory and/or to perform market assessment, in each case as directed by TG and subject to prior discussion and agreement by the JSC, to support the commercial success of the Product in the Field in the European Economic Area.

1.142“TG Indemnities” has the meaning set forth in Section 13.1.

1.143“TG Residence Confirmation” has the meaning set forth in Section 8.3.6.

1.144“Third Party” means (a) with respect to Company, any Person other than Company and its respective Affiliates, Sublicensees, and Distributors and (b) with respect to TG, any Person other than its Affiliates.

1.145“Transfer Claimant” has the meaning set forth in Section 11.4.4(i).

1.146“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended, augmented, and/or replaced by similar law enacted by the UK Government from time-to-time, the EU Directive 2001/23/EC on the approximation of the laws of the European Union member states relating to the safeguarding of employees rights in the event of transfers of undertakings or businesses (referred to as the Acquired Rights Directive), and any national laws implementing the same or similar law(s) or any successor legislation in force from time to time; and any other law (as amended, augmented and/or replaced by similar law(s) from time-to-time) which governs or provides for the automatic transfer of any employee.

1.147“Transferring Employees” has the meaning set forth in Schedule 11.2.5(a)(v).

1.148“Upfront Payment” has the meaning set forth in Section 8.1.

1.149“Valid Claim” means any claim of (a) an issued unexpired patent that (i) has not been finally canceled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (ii) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (iii) has not been rendered unenforceable through terminal disclaimer or otherwise, and (iv) is not lost through an interference proceeding that is unappealable or unappealed within the time allowed for appeal; or (b) a claim of a pending Patent application, which claim has not been abandoned or finally disallowed without the possibility of appeal.

2.COMMERCIAL LICENSE GRANTS; EXCLUSIVITY

2.1Commercial License.

2.1.1Grant of Commercial License to Company.

(a)Subject to the terms and conditions of this Agreement, TG hereby grants to Company an exclusive (including with respect to TG and its Affiliates, except to perform its obligations and/or exercise its rights under this Agreement), royalty-bearing license or sublicense (with respect to Licensed Technology and/or Licensed Patent Rights licensed by Third Parties to TG, including, without limitation, pursuant to the LFB License), including the right to grant sublicenses as provided in Section 2.2, under the Licensed Technology and Licensed Patent Rights to sell, offer to sell, import, have imported, market, carry out the tasks assigned to Company pursuant to the Supply Agreement, and otherwise Commercialize the Product in the Field in the Territory, and, solely as set forth in Sections 3.1.2(b) and 3.1.3, to Develop the Product in the Field.

(b)Subject to the terms and conditions of this Agreement, TG hereby grants to Company a non-exclusive sublicense, including the right to grant sublicenses as provided in Section 2.2, under the LFB Background Patent Rights to the extent necessary to sell, offer to sell, import, have imported, market, carry out the tasks assigned to Company pursuant to the Supply Agreement, and otherwise Commercialize the Product in the Field in the Territory, and, solely as set forth in Sections 3.1.2(b) and 3.1.3, to Develop the Product in the Field.

2.1.2Reversion.  Should Company, its Affiliates or its Sublicensee(s) stop the Commercialization of the Product in the Field in the Territory, any and all licenses and sublicenses granted to Company by TG in respect of the Product shall automatically revert back to TG (including licenses granted according to Sections 2.1.1 and 2.1.3).  In such case, Company commits to grant to TG an exclusive, royalty-free license or sublicense (with respect to Patent Rights and other intellectual property rights licensed by Third Parties to Company), including the right to grant sublicenses through multiple tiers, under the Patent Rights and other Technology and intellectual property rights Controlled by Company necessary or useful for TG to Develop, use, have used, Manufacture, have Manufactured, supply, sell, offer to sell, import, have imported, market, and otherwise Commercialize the Product in the Field in the Territory.

For the avoidance of doubt, the Commercialization of the Product in the Field in the Territory shall be considered as stopped if, after all Regulatory Approvals and Reimbursement Approvals have been granted in any one or more of the Key Markets:

•

the aggregate amount spent by Company or its Sublicensee(s) (or its or their Affiliates) on the Commercialization activities for the Product in the Field in the Territory is less than $[***] per [***]; or

•

Company and/or its Sublicensee (and/or its or their Affiliates) has failed to achieve a minimum of [***] ([***]) of the Sales Target on a continuous basis for at least [***] ([***]) [***] in the Territory;

provided, however, that the Commercialization of the Product in the Field in the Territory shall not be considered stopped if the aggregate amount spent on Commercialization activities and/or achievement of the Sales Target was not reached due to Product supply failures not attributable to Company (provided that Company has satisfied its safety stock obligations set forth in the Supply Agreement and has exhausted its safety stock of the Product).

In the event that TG exercises its rights under this Section 2.1.2, this Agreement shall terminate immediately, and, for the avoidance of doubt, Section 11.4 shall apply.

2.1.3Grant of License to Licensed Trademark.

(a)Grant of License.  Subject to the terms and conditions of this Agreement, TG hereby grants to Company an exclusive, royalty-bearing license to use the Licensed Trademark solely for Commercializing the Product in the Field in the Territory.

(b)Covenants of Company.  Company hereby agrees that it shall use the Licensed Trademark as the primary brand of the Product in the Field in the Territory, and that all use of the Licensed Trademark by Company, and any goodwill associated with the use of the Licensed Trademark by Company, shall inure to the benefit of TG.  Company hereby agrees that nothing in this Agreement shall give Company any right, title, or interest in the Licensed Trademark other than the right to use the Licensed Trademark in accordance with this Agreement.  Company further agrees that it will not: (i) oppose or assist any Third Party in opposing any application for registration, re-registration, or renewal of the Licensed Trademark; (ii) apply for or otherwise seek (or assist any Third Party in applying for or otherwise seeking) complete or partial revocation, cancellation, invalidation, or removal of the Licensed Trademark from any register, or

(iii) challenge or bring (or assist any Third Party in challenging or bringing) any proceeding or action in relation to the use or ownership of the Licensed Trademark.

(c)Prosecution, Enforcement, and Defense of Licensed Trademark.  TG shall have the first right (but not obligation) to apply for registration of, prosecute, enforce, and defend the Licensed Trademark in the Territory, at TG’s sole expense and discretion.  Company agrees that it will not apply for the registration of the Licensed Trademark (or any mark confusingly similar thereto) anywhere in the world; provided, however, that in the event TG waives its first right to take any such prosecution, enforcement, or defense action, TG shall deliver to Company written notice of such waiver, and, solely with respect to the action specified in such waiver, Company shall have the right to take such actions, in TG’s name, and shall (i) be solely responsible for all expenses incurred in connection therewith and (ii) receive all proceeds that result from any such enforcement or defense action specified in the respective waiver, provided that Company shall keep TG reasonably informed with respect to all such actions and incorporate in good faith all of TG’s comments in connection therewith.

(d)Use of Licensed Trademark.  Company shall use the Licensed Trademark solely (i) in the manner specified in this Agreement and (ii) in connection with the Product in the Field in the Territory, and not for any other goods or services.  Additionally, Company (iii) shall ensure, to the extent legally permissible under Applicable Law, that use of the Licensed Trademark is accompanied by an acknowledgement that the Licensed Trademark is owned by TG, (iv) shall comply strictly with trademark style and usage standards provided by TG in connection with use of the Licensed Trademark within [***] ([***]) [***] of the Effective Date, such standards to be market-standard, not containing onerous provisions (the “Brand Guidelines”), which shall, at such time, be attached hereto as Exhibit F, (v) shall not use the Licensed Trademark in a way that is reasonably likely to materially prejudice its distinctiveness or validity or the goodwill of TG therein, (vi) shall use the Licensed Trademark with the trademark registration symbol ® or TM, as appropriate, and (vii) shall not use any trademarks or trade names so resembling the Licensed Trademark as to be likely to cause confusion or deception.  Company agrees not to use any other trademark or service mark in combination with the Licensed Trademark without the prior written consent of TG.  Company, at its sole cost and expense, will provide to TG representative samples of all products, product packaging, literature, brochures, signs, and advertising materials (collectively, “Promotional Materials”) prepared by Company that bear, display, or include any reference to the Licensed Trademark or that otherwise promote the Product, and Company shall obtain the written approval of TG with respect to all such Promotional Materials prior to the first use thereof, such approval (or rejection or other comments) to be provided by TG within ten (10) Business Days of receiving such samples; provided, however, that Company acknowledges and agrees that it shall be responsible for ensuring, and shall ensure, compliance of the Promotional Materials with Applicable Laws and Marketing Authorizations and consistency with Promotional Materials used by TG in the Excluded Territory and made available by TG to Company.  For clarity, Company assumes no liability for TG’s use of Promotional Material in the Excluded Territory. Company shall store and archive the Promotional Materials in accordance with Applicable Laws.  Company will not distribute or otherwise use any samples or materials or other media bearing or displaying the Licensed Trademark unless and until TG has notified Company in writing of TG’s approval, which approval shall not be reasonably withheld.  Upon TG’s request, Company shall grant TG the right to use any Promotional Materials developed by Company hereunder in connection with Commercialization of the Product in the Excluded Territory and/or outside the Field in the Territory, as applicable.

(e)Notice.  Company shall promptly notify TG (i) of any claim, threat, lawsuit, filing, or other notice or allegation of infringement of which it is aware regarding Company’s use of the Licensed Trademark and/or (ii) if it becomes aware of the existence of any Third Party applications to register anywhere in the world any mark or name that consists of or incorporates the Licensed Trademark.  TG shall have the sole right, but not the obligation, to bring infringement, unfair competition, or other claims or proceedings involving the Licensed Trademark, and Company hereby acknowledges and agrees that it shall have no such right.  If requested by TG, Company shall cooperate with TG in connection with any such action, at Company’s reasonable cost; provided, however, that to the extent that such cooperation is likely to require material and significant expenditure of resources, then the Parties shall discuss and agree in good faith the manner in which Company may reasonably support TG in connection therewith and reasonable compensation to Company by TG in light of any material expenditures.

2.2Right to Sublicense.

2.2.1Sublicense.  Company shall have the right to grant sublicenses under the licenses granted to it under Section 2.1.1 to any Sublicensee, with [***] ([***]) [***] prior written notification to TG; provided that (a) the terms of each such Sublicense Agreement shall be consistent with the rights and obligations of the Parties under this Agreement and the terms of this Agreement (including, without limitation and for the avoidance of doubt, Sections 2.4, 5.3, 9, and 10); (b) it shall be a condition of any such Sublicense Agreement that each such Sublicensee agrees to be bound by the terms of this Agreement applicable to the Development and Commercialization of the Product in the Field in the Territory; (c) Company shall provide TG with a complete and accurate copy of any such Sublicense Agreement within [***] ([***]) [***] of the execution of each such Sublicense Agreement; and (d) Company shall not be relieved of its obligations pursuant to this Agreement as a result of such Sublicense Agreement, except to the extent such obligations are satisfactorily performed by any such Sublicensee.  TG shall be named a third-party beneficiary to any Sublicense Agreement.  Without limiting the generality of the foregoing, in the event that any Sublicensee breaches any of the provisions of this Agreement, including, without limitation, confidentiality, non-compete, intellectual property, and/or diligence obligations, then TG shall have the right to cause Company to terminate such Sublicense Agreement, in addition to any other rights or remedies available at law or in equity.  For the avoidance of doubt, Company shall be liable for the acts and omissions of any Sublicensee, as if they were its own.

2.2.2Grant of Rights to Distributors.  Company or any of its Affiliates and Sublicensees shall have the right, with [***] ([***]) [***] prior written notification to TG, to appoint one or more Distributors for the Product in the Field in the Territory; provided that (a) the terms of any such agreement with a Distributor (each, a “Distribution Agreement”) shall be consistent with the rights and obligations of the Parties under this Agreement and the terms of this Agreement (including, without limitation and for the avoidance of doubt, Sections 2.4, 5.3, 9, and 10); (b) it shall be a condition of any such Distribution Agreement that each such Distributor agrees to be bound by the terms of this Agreement applicable to the Commercialization of the Product in the Field in the Territory; (c) Company shall provide TG with a complete and accurate copy of any such Distribution Agreement within [***] ([***]) [***] of the execution of each such Distribution Agreement; and (d) Company shall not be relieved of its obligations pursuant to this Agreement as a result of such Distribution Agreement, except to the extent such obligations are satisfactorily performed by any such Distributor.  TG shall be named a third-party beneficiary to any Distribution Agreement.  Without limiting the generality of the foregoing, in the event that any Distributor breaches any of the provisions of this Agreement, including, without limitation, confidentiality, non-compete, intellectual property, and/or diligence obligations, then TG shall have the right to cause Company to terminate such Distribution Agreement, in addition to any other rights or remedies available at law or in equity.  Company shall be liable for the acts and omissions of any Distributor, as if they were its own.

2.3No Other Rights.  Company shall have no rights to use or otherwise exploit Licensed Technology, Licensed Patent Rights, LFB Background Patent Rights, TG Proprietary Materials, or the Licensed Trademark, except as expressly set forth in this Agreement.  Any rights of TG not expressly granted to Company under the provisions of this Agreement will be retained by TG.  Nothing in this Agreement shall be construed to confer any rights upon Company by implication, estoppel, or otherwise as to any intellectual property of TG, other than the rights under the Licensed Technology, Licensed Patent Rights, LFB Background Patent Rights, and Licensed Trademark expressly granted herein.  All rights, titles, and interests not specifically and expressly granted by TG hereunder are hereby reserved.  Without limiting the generality of the foregoing, Company shall have no right to use any of the Licensed Technology, Licensed Patent Rights, LFB Background Patent Rights, TG Proprietary Materials, the Compound, and/or the Product to develop any product independent of the explicit rights and obligations set forth in this Agreement, including, without limitation, to reverse engineer the Product.

2.4Non-Compete.

2.4.1To the maximum extent permissible under Applicable Law, from the Effective Date until Company ceases any and all Company Development Activities (with no intent to conduct any additional Company Development Activities), Company shall not, and shall cause each of its Affiliates to not, (a) conduct any activity, either on its own or with, for the benefit of, or sponsored by, any Third Party, that, in any case, involves the research and/or Development of any other anti-CD 20 monoclonal antibody, or any compound that embodies or is derived from any anti-CD 20 monoclonal antibody, or any biosimilar of the Product, for use in the Field, including, without limitation, by way of internal development, licensing, and/or acquisition, and/or (b) otherwise conduct or be engaged in Development activities with respect to a Competitive Program.

2.4.2To the maximum extent permissible under Applicable Law, from the First Commercial Sale of the Product in the Field in the Territory until the expiration or termination of this Agreement, Company shall not, and shall cause each of its Affiliates to not, (a) conduct any activity, either on its own or with, for the benefit of, or sponsored by, any Third Party, that, in any case, involves the Commercialization of any other anti-CD 20 monoclonal antibody, or any compound that embodies or is derived from any anti-CD 20 monoclonal antibody, or any biosimilar of the Product, for use in the Field in the Territory, including, without limitation, by way of licensing and/or acquisition, or (b) otherwise conduct or be engaged in Commercialization activities with respect to a Competitive Program in the Territory.

2.5[***].  [***].

2.6TG Change of Control.  In the event that TG undergoes a Change of Control, the Parties acknowledge and agree that, for the avoidance of doubt, any Patent Rights, Technology, and other intellectual property rights Controlled by any such Third Party acquirer and/or its Affiliates shall be specifically excluded from the definitions of Licensed Patents Rights and Licensed Technology.

2.7Acknowledgement of LFB License and Covenants of TG.

2.7.1Notwithstanding any provision to the contrary set forth in this Agreement, the Parties acknowledge that the rights and licenses granted to Company hereunder are subject to TG’s rights and license under the LFB License, and nothing in this Agreement will be construed to grant to Company any rights beyond those that TG has the right to grant to Company pursuant to the LFB License.  Company acknowledges and agrees that, in accordance with Section 2.2.1 of the LFB License, it shall be bound by the terms of the LFB License applicable to the Development and Commercialization of the Product in the Field in the Territory.

2.7.2TG covenants to Company during the Term to comply, in all material respects, with the LFB License.  Without limiting the generality of the foregoing, TG shall not take any action or omit to take any action that would cause TG to be in material breach of the LFB License or give rise to a right by LFB to terminate the LFB License wholly or partly.

2.7.3In the event that (a) the LFB License is terminated, (b) this Agreement is in effect at the time of such termination, and (c) Company is not in material breach of this Agreement, then, upon the written election of Company, the sublicense granted in Section 2.1 with respect to rights sublicensed pursuant to the LFB License will (x) survive such termination of the LFB License, and (y) at LFB’s election, either (i) this Agreement shall be immediately and automatically assigned by TG to LFB effective immediately prior to such termination and deemed to be a direct license from LFB to Company solely with respect to such rights sublicensed pursuant to the LFB License, or (ii) Company shall be deemed to be a direct licensee of LFB, subject to the terms of the LFB License, provided that the license grant from LFB to Company shall be solely with respect to such rights sublicensed hereunder pursuant to the LFB License.

2.7.4TG shall not, without Company's prior written consent, (a) amend the LFB License in any manner that adversely affects Company’s rights and obligations under this Agreement; and/or (b) assign the LFB License, only if and to the extent such assignment is related to the rights granted under Section 2.1, to any Third Party or any TG Affiliate, except no consent shall be required in the event that: (x) this Agreement is also assigned to such same Third Party (for the avoidance of doubt, in accordance with Section 14.11) or TG Affiliate, and/or (y) for the avoidance of doubt, TG assigns, makes a collateral assignment of, and/or otherwise encumbers the LFB License in connection with any Third Party financing transaction of TG and/or its Affiliates.

3.DEVELOPMENT

For the sake of clarity, in this Article 3, Company means Company, and where applicable, its Affiliates, Sublicensees, and Distributors.

3.1Development.

3.1.1Responsibility for Development Generally.  TG shall have the sole right to conduct, and shall have full control and authority over, the Development of the Product in the Field, whether in the Territory or the Excluded Territory, other than the Company Development Activities (the “Global Development Activities”).  For clarity, nothing herein shall be construed to limit TG’s rights with respect to the Development of the Compound and/or Product outside the Field (whether in the Territory or the Excluded Territory) or for any purpose in the Excluded Territory.

3.1.2Regulatory Authority Required Development Activities.  The Parties acknowledge and agree that, both in the Territory and the Excluded Territory, certain additional Development activity is or will be required, whether by the applicable regulatory authorities or as a voluntary commitment by the holder of the marketing authorization, to be conducted following the granting of a marketing authorization for the Product in the Field to maintain such marketing authorization (the “Post-Marketing Commitments & Requirements”).  To TG’s Knowledge, Schedule 3.1.2 sets forth a complete and accurate list of the Post-Marketing Commitments & Requirements as of the Effective Date.  Responsibility for the conduct of such Post-Marketing Commitments & Requirements and certain other Development activities relating to the Product in the Field in the Territory shall be as follows:

(a)TG’s Responsibilities.  With respect to any Post-Marketing Commitments & Requirements that are (i) Excluded Territory-Specific PMCs/PMRs, (ii) Global PMCs/PMRs, and/or (iii) Territory-Specific CMC PMCs, TG shall have the sole right to conduct, and shall have full control and authority, over all such Post-Marketing Commitments & Requirements.

(b)Company’s Responsibilities.  Except as set forth in Schedule 3.1.2, Company shall have the sole right and responsibility for, and shall, subject to the provisions of Sections 7.2 and 7.3, have full control and authority over the Territory-Specific Requirements.

3.1.3Company Optional Development Activities.  In the event that Company desires to conduct any Development activities with respect to the Product in the Field in the Territory, other than the Territory-Specific Requirements (“Optional Territory-Based Development Activities” and, collectively with the Territory-Specific Requirements, the “Company Development Activities”), Company shall submit a written request to TG through the JSC, which such request shall describe, in reasonable detail, the desired Optional Territory-Based Development Activities, proposed timeline, and rationale for such activities.  TG shall, within [***] ([***]) [***] of delivery of such notice, respond to Company approving or rejecting such request or otherwise requesting additional information or discussion, TG’s consent not unreasonably to be withheld; provided, however, that, without limiting the generality of the foregoing and for the avoidance of doubt, TG shall have the right to withhold its consent if, in its reasonable discretion, it determines that any such proposed Optional Territory-Based Development Activity creates a material health or safety risk with respect to the Product or may have a material negative effect on the Commercialization of the Product (whether in the Territory, the Excluded Territory, or both).

3.2Development Costs and Payments.

3.2.1Global Development Activities.  TG shall perform the Global Development Activities at its cost, except as follows:

(a)Territory-Specific CMC PMCs.  TG shall invoice Company, and Company shall reimburse TG, for [***] ([***]) of all reasonable costs actually incurred by TG in connection with the performance of any Territory-Specific CMC PMCs.

(b)Global PMCs/PMRs.  With respect to any Global PMCs/PMRs, TG shall invoice Company, and Company shall reimburse TG, for [***] ([***]) of all reasonable costs actually incurred by TG following the Effective Date in connection with the performance of the Global PMCs/PMRs indicated in the budget for such Global PMCs/PMRs according to Schedule 3.2.1(b), and any costs exceeding the budget indicated in Schedule 3.2.1(b) and not pre-agreed in writing by the Company (such consent not to be unreasonably withheld) shall be borne by TG.  With respect to Global PMCs/PMRs arising following the Effective Date, TG will use Commercially Reasonable Efforts to develop and deliver to Company a budget for each such future Global PMCs/PMRs, provided that TG shall, prior to delivering such budget to Company, offer Company a reasonable opportunity to provide comments on the design, conduct and related budget of any future Global PMCs/PMRs and TG shall consider such comments in good faith; TG shall invoice Company, and Company shall reimburse TG, for [***] ([***]) of all reasonable costs actually incurred by TG in connection with the performance of such Global PMCs/PMRs in accordance with the applicable budget; provided that any costs exceeding such budget and not pre-agreed in writing by the Company (such consent not to be unreasonably withheld) shall be borne by TG.  Notwithstanding the foregoing, for the avoidance of doubt, Company acknowledges and agrees that (i) the budgets set forth in Schedule 3.2.1(b) and/or otherwise provided in accordance with Section 3.2.1(b) are and will, at least initially, be estimates based on TG’s proposals concerning the structure and conduct of each such study, (ii) such proposals are and shall be subject to review by the applicable Regulatory Authority(ies),  (iii) TG shall have the right to adjust the budgets, from time to time, upon receipt of feedback and/or advice from the applicable Regulatory Authority(ies) by delivering to Company written notice of such adjustments and the rationale therefor, and, consequently, (iv) the resulting budget, as so adjusted, shall replace any prior draft budget and shall be the budget for such Global PMC/PMR.

(c)Product Improvement Development Activities.  In the event that TG Develops a Product Improvement, Company shall have the option to obtain the exclusive commercialization right, on a Product Improvement-by-Product Improvement basis, to use such Product Improvement in connection with its Commercialization of the Product in the Field in the Territory.  TG shall provide Company with written notice (each, a “Product Improvement Notice”) of such Product Improvement and a brief description of the associated Development activities (the “Product Improvement Development Activities”) as well as a break-down, in reasonable detail, of the costs actually incurred and likely to be incurred in the future by or on behalf of TG following the Effective Date in connection with the performance of the applicable Product Improvement Development Activities.  In the event that Company notifies TG that it is exercising the option described in this Section 3.2.1(c) with respect to a particular Product Improvement within [***] ([***]) [***] of the delivery of the applicable Product Improvement Notice, then (i) the license granted in Section 2.1.1 shall include such Product Improvement, and

(ii) TG shall invoice Company on a Calendar Quarterly basis, and Company shall reimburse TG, for [***] ([***]) of all reasonable costs actually incurred by or on behalf of TG following the Effective Date in connection with the performance of the applicable Product Improvement Development Activities.  In the event that Company notifies TG that it is exercising the option described in this Section 3.2.1(c) later than [***] ([***]) [***] following the delivery of the Product Improvement Notice, then (i) the license granted in Section 2.1.1 shall include such Product Improvement, and (ii) TG shall invoice Company on a Calendar Quarterly basis, and Company shall reimburse TG, for [***] ([***]) of all reasonable costs actually incurred by or on behalf of TG following the Effective Date in connection with the performance of the applicable Product Improvement Development Activities.  Notwithstanding the foregoing, the Parties acknowledge and agree as follows:

(i)As regards any Product Improvement relating to establishing any alternative source for manufacturing and supplying the Product (drug substance and/or drug product), the exercise period for the exercise of the option pursuant to the foregoing shall not apply and the Company shall be entitled to exercise such right at any time during the Term and shall in such case be required to reimburse TG, for [***] ([***]) of all reasonable costs actually incurred by or on behalf of TG following the Effective Date in connection with the performance of the applicable Product Improvement Development Activities.

(ii)As regards any MoA Product Improvement, in the event that Company fails to notify TG that it is exercising its option, or notifies TG that it is not exercising its option, with respect to such MoA Product Improvement within [***] ([***]) [***] following the delivery of the Product Improvement Notice, then Company shall have no rights with respect to such MoA Product Improvement, and, for clarity, TG shall have the right, whether itself or through its Affiliates or any Third Party, to Commercialize such MoA Product Improvement in the Territory; provided, however, that neither TG, its Affiliates nor a Third Party shall be entitled to Commercialize such MoA Product Improvement in the Territory under the Licensed Trademark.

(iii)For the avoidance of doubt, unless and until Company exercises its option with respect to a Product Improvement in accordance with this Section 3.2.1(c), Company shall not have any right to use such Product Improvement in the Territory, including, without limitation, that Company shall not benefit from any cost-savings that result from any CMC process improvement that constitutes a Product Improvement for which Company has not exercised its option.

(d)New CNS Indication Development Activities.  In the event that TG Develops the Product for an Indication outside the Field that is indicated to treat a disease or condition of the central nervous system (each, a “New CNS Indication”), Company shall have the option to obtain an exclusive commercialization right, on a New CNS Indication-by-New CNS Indication basis, to use any Patents Rights and/or Technology arising as a result of or in connection with such New CNS Indication Development Activities (the “New CNS Indication IP”), to the extent necessary to Commercialize the Product for such New CNS Indication in the Territory.  TG shall provide Company with written notice (a “New CNS Indication Notice”) of such New CNS Indication for the Product and a brief description of the associated Development activities (the “New CNS Indication Development Activities”) as well as a break-down, in reasonable detail, of the costs actually incurred and likely to be incurred in the future by or on behalf of TG following the Effective Date in connection with the performance of the applicable New CNS Indication Development Activities.  In the event that Company notifies TG that it is exercising the option described in this Section 3.2.1(d) with respect to a particular New CNS Indication within [***] ([***]) [***] of the delivery of the applicable New CNS Indication Notice, then (i) the Parties shall enter into an addendum to this Agreement, pursuant to which the license granted in Section 2.1.1 shall be amended to include the applicable New CNS Indication IP and the Field shall be amended to reflect such New CNS Indication, (ii) TG shall invoice Company on a Calendar Quarterly basis, and Company shall reimburse TG, for [***] ([***]) of all reasonable costs actually incurred by or on behalf of TG following the Effective Date in connection with the performance of the applicable New CNS Indication Development Activities, and (iii) Company shall pay TG the milestone payments set forth in Section 8.2.1.  In the event that Company fails to notify TG that it is exercising the option described in this Section 3.2.1(d) with respect to a particular New CNS Indication during such [***] ([***]) [***] period or otherwise notifies TG earlier that it will not exercise such option, then Company shall have no rights with respect to the Product for the New CNS Indication, and, for clarity, TG shall have the right, whether itself or through its Affiliates or any Third Party, to Commercialize the Product for such New CNS Indication in the Territory; provided, however, that neither TG, its Affiliates nor a Third Party shall be entitled to Commercialize such New CNS Indication of the Product in the Territory under the Licensed Trademark.

3.2.2Company Development Activities.  Company shall perform the Company Development Activities at its cost.

3.3Development Diligence.

3.3.1Company, and/or its Affiliates, Sublicensees, and Distributors shall use Commercially Reasonable Efforts during the Term to (a) conduct the Territory-Specific Requirements and, if approved in accordance with Section 3.1.3, the Optional Territory-Based Development Activities, and (b) commit, maintain, and use such resources (including employees, consultants, contractors, facilities, equipment, and materials) as necessary to conduct the Territory-Specific Requirements as needed to obtain and maintain Marketing Authorization(s) for the Product in the Field in the Territory in a timely manner.  Without limiting the foregoing, Company’s efforts described in this Section 3.3 shall comply with the diligence obligations set forth in the Hadam License.

3.3.2TG shall use commercially reasonable efforts during the Term to (a) conduct the Global PMCs/PMRs and Territory-Specific CMC PMCs, and (b) commit, maintain, and use such resources (including employees, consultants, contractors, facilities, equipment, and materials) as necessary to conduct such Global PMCs/PMRs and Territory-Specific CMC PMCs.

3.4Development Plan (Territory Growth).  Attached hereto as Exhibit A is an initial Development Plan prepared by Company for the Product in the Field in the Territory, including the sequence of Company’s anticipated activities to seek and obtain Marketing Authorization for the Product in the Field in the United Kingdom and additional countries and regions in the Territory, which are identified by Company as Company’s commercial priorities.  During the Term, Company shall prepare and provide to the JSC an updated Development Plan for the Product no later than [***] ([***]) [***] prior to the end of each Calendar Year.  Company shall seek health authority scientific advice to determine the pivotal studies deemed necessary for Product registration in the Field in the Territory at the earliest possible time.  The advice received should be reflected in updated Development Plans.  In the event of any conflict between the terms of the Development Plan and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail.

3.5Compliance.  Each Party shall perform (and shall cause their respective Affiliates, licensees, and distributors to perform) (a) with respect to Company, the Company Development Activities, and (b) with respect to TG, Global PMCs/PMRs and Territory-Specific CMC PMCs, in each case, in good scientific manner and in compliance with all Applicable Laws.  For purposes of clarity, with respect to such Development activities, each Party shall comply in all material respects with GLPs, GMPs, GVPs, and Good Clinical Practices (or, if and as appropriate under the circumstances, International Conference on Harmonization (“ICH”) guidance or other comparable regulation and guidance of any Regulatory Authority in the Territory, as applicable).

3.6Records; Reports.

3.6.1Company’s Obligations.  Company and/or its Affiliates, Sublicensees, and Distributors shall (a) maintain records of its activities relating to the Company Development Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work performed and results achieved in the performance of the Company Development Activities, and (b) keep the JSC regularly informed of the progress of the Company Development Activities, including without limitation, providing TG with an annual development report for the Product (each, a “Development Report”) (to be delivered with each annual update to the Development Plan) that summarizes: (i) significant Development activities conducted by Company (or its Affiliates, Sublicensees, and/or Distributors) during the preceding Calendar Year and results obtained with respect to the Compound and Product (including the status of all Clinical Trials), (ii) Significant Development Events applicable to the Compound and/or Product, (iii) a summary of all Arising IP conceived or reduced to practice by Company (or its Affiliates, Sublicensees, and/or Distributors) over such period, (iv) a non-binding estimate of the expected timing of any milestone events with respect to the Product, and (v) such other information that Company has in its possession as may be reasonably requested from time to time by TG and/or the JSC.  The Development Plan and each Development Report shall be deemed Company Confidential Information.

3.6.2TG’s Obligations.  TG and/or its Affiliates, licensees, and distributors shall (a) maintain records of its activities relating to the Global PMCs/PMRs and Territory-Specific CMC PMCs in sufficient detail and in good scientific manner appropriate for regulatory purposes, which shall fully and properly reflect all work performed and results achieved in the performance of such activities, and (b) keep the JSC regularly informed of the progress of the Global PMCs/PMRs and Territory-Specific CMC PMCs.  All such information disclosed to the JSC shall be deemed TG Confidential Information.

3.7Disclosure; Right of Access.  Upon request from TG, Company shall promptly provide TG with (a) a list of all sites at which Clinical Trials with respect to the Product in the Field are being conducted by or on behalf of Company as part of the Company Development

Activities; and (b) copies of all clinical trial protocols and associated regulatory documents with respect to such clinical trials.  Additionally, Company shall promptly provide TG with access to all data (including non-clinical and Clinical Data), results, information, Patent Rights, and any other Technology arising as a result of, or generated by, the performance of the Company Development Activities (collectively, the “Company Data”).  Company hereby grants TG a perpetual, irrevocable, exclusive, sublicensable, transferable, royalty-free, fully paid-up license to use the Company Data in connection with the Commercialization of the Product in the Excluded Territory and/or outside of the Field (whether in or outside the Territory) and/or the Development and/or Manufacture of the Product for any purpose.

3.8Clinical Trials in the Territory.  For clarity, nothing herein (including Section 7.4) shall restrict TG’s right to (a) conduct, directly or indirectly, Clinical Trials and any other supporting activity, for any purpose, with respect to the Product in the Territory, provided that such Clinical Trials are not being conducted for the purpose of satisfying Territory-Specific Requirements, and/or (b) provide education concerning, discuss, or otherwise communicate with medical professionals and/or key opinion leaders in the Territory regarding any Clinical Trials relating to the Product (whether conducted in the Territory or the Excluded Territory).  TG shall keep Company reasonably informed regarding all material Development activities of the Product in the Field conducted in the Territory and all such education, discussions, and communications with medical professionals and/or key opinion leaders in the Territory.  If Company reasonably believes that such Development activities may have a material negative effect on the Commercialization of the Product in the Field in the Territory, then Company shall deliver written notice to TG outlining such concerns in sufficient detail and TG shall review and consider such concerns in good faith, without any obligation on the part of TG to take any action or to refrain from taking any action in response to such concerns.

4.REGULATORY ACTIVITIES

For the sake of clarity, in this Article 4, Company means Company, and where applicable, its Affiliates, Sublicensees, and Distributors.

4.1Responsibility for Regulatory Filings.  Company shall have the sole right, and shall be solely responsible for, the preparation and filing of all Regulatory Filings and Drug Approval Applications required to Commercialize the Product in the Field in the Territory in its own name, and Company shall have the sole right and responsibility for maintaining all Regulatory Filings and/or Marketing Authorizations for the Product in the Field in the Territory; provided, upon Company’s reasonable request to TG, in the event that TG (by virtue of its knowledge of and experience with the Product) has background information and/or other expertise that could be useful in supporting Company’s obligations set forth in this Section 4.1, then TG shall provide reasonable support and cooperation in connection with Company’s obligations set forth in this Section 4.1; provided, further, however, that if any such reasonable support and cooperation is reasonably likely to require material and significant expenditure of resources, then the Parties shall discuss and agree in good faith the manner in which TG may reasonably support Company and reasonable compensation to TG by Company in light of any such material expenditures, prior to proceeding; provided, further, however, that Company shall be entitled to factor in any such compensation to TG when determining whether it is for Company commercially reasonable to Commercialize the Product in the Field in the relevant part of the Territory.  For the avoidance of doubt, Company shall not make any filings with or commitments to any Regulatory Authority(ies) in the Territory that describe and/or bind the performance or function of the SBL Supply Chain (as defined in the Supply Agreement), including, without limitation, any aspect of the Manufacturing Process (as defined in the Supply Agreement), and/or that otherwise relate to the Manufacture of the Product, without TG’s prior written consent.  To maximize market protection of the Product in the Field, Company shall, if appropriate, file for any orphan drug designations within requisite timeframes; provided, however, that the Parties acknowledge and agree that any such orphan drug designation and any other regulatory exclusivity shall not prevent TG from exercising its rights relating to the Compound and/or Product in the Territory (whether outside the Field, with respect to an MoA Product Improvement or a New CNS Indication for which Company does not exercise its option, and/or with respect to a ROFN Product for which the Parties do not enter into a definitive agreement), and Company shall cooperate, take any steps or actions, and execute and deliver any and all documents and/or instruments necessary or helpful to support TG’s full and complete  enjoyment of its rights (including, without limitation, before any applicable Regulatory Authority).  Company shall obtain and maintain Marketing Authorizations with respect to the Product in the Field in the European Union and any other Key Market, and shall use Commercially Reasonable Efforts to obtain and maintain Marketing Authorizations with respect to the Product in the Field in the remainder of the Territory, including in accordance with the timelines reasonably requested by TG.  For the avoidance of doubt, the Parties acknowledge and agree that Company’s failure to meet the obligations set forth in this Section 4.1 shall be considered a material breach of this Agreement, and TG will have the right to terminate this Agreement in accordance with Section 11.2.2, in addition to any other rights or remedies available at law or in equity.  Company hereby grants TG and its Affiliates and licensees a right of reference with respect to all Regulatory Filings, Drug Approval Applications, Marketing Authorizations, and other Regulatory Approvals relating to the Product for the purpose of Commercializing the Product (a) inside and/or outside the Field in the Excluded Territory, and (b) outside the Field within the Territory, and otherwise for the purpose of Developing and/or Manufacturing the Product.

4.2Marketing Authorization.

4.2.1Marketing Authorization Holder.  Company shall be the holder of all Regulatory Approvals of the Product in the Field in the Territory, including the holder of the Marketing Authorization for the Product in the Field in the Territory.

4.2.2Marketing Authorization Transfer.  The Marketing Authorization marketing the Product in the Field in the European Economic Area has been issued by receipt of the decision of the European Commission on 1 June 2023 (ref. EU/1/23/1730 - EMEA/H/C/005914/0000).  Promptly after the Effective Date, TG shall, without undue delay, procure that the then current holder of the Marketing Authorization transfers such Marketing Authorization to Company.  With respect to such Marketing Authorization transfer, TG shall use commercially reasonable efforts to (a) execute and/or deliver all necessary regulatory documents required for such Marketing Authorization transfer, (b) provide Company with reasonable assistance in connection with the consummation of such Marketing Authorization transfer, at Company's cost and expense, and (c) provide Company with copies of the materials identified on Schedule 4.2.2(c).

4.3Disclosure of Certain Events.  The Parties hereby, agree to report to each other all Adverse Events and/or Serious Adverse Events with respect to the Product in the Field in the

Territory without undue delay after having obtained knowledge of such events, within timeframes consistent to enable the reporting party to comply with reporting obligations under Applicable Laws, and, subject to the foregoing, no later than (i) [***] ([***]) [***] for reporting the source documentation of any Serious Adverse Events, (ii) [***] ([***]) [***] to provide the formal report of a Serious Adverse Event and (iii) quarterly for Adverse Events, which reports shall, in each case of (ii) and (iii), include the circumstances and nature of such Serious Adverse Event or Adverse Event as required for reporting under Applicable Laws.  In addition, to the extent requested by either Party, the other Party shall promptly provide to the requesting Party any other information or materials that the requesting Party may require to provide to any Regulatory Authority with respect to any such Adverse Event or Serious Adverse Event.  All disclosures made under this Section 4.2 shall be deemed the Confidential Information of both Parties; provided, however, that nothing herein shall restrict, in any way, either Party’s ability to report the occurrence, circumstances and nature of such Adverse Event and/or Serious Adverse Event to any Regulatory Authority solely insofar as such reporting is reasonably required to comply with Applicable Laws.  TG shall be solely responsible for holding and maintaining a global safety database for the Product.  No later than [***] ([***]) [***] following the Effective Date, the Parties shall enter into a global pharmacovigilance and safety agreement, on customary terms.

4.4Communication with Regulatory Authorities in the Territory.  Company shall have the sole right, and shall be solely responsible for, all communications with any Regulatory Authority regarding the Product in the Field in the Territory, except with respect to Global Development Activities that take place in the Territory (for which TG shall have the sole right to communicate with the applicable Regulatory Authorities in accordance with Section 4.6); provided, however, that Company shall promptly (a) notify TG of any information received regarding any threatened or pending action by any Regulatory Authority that might affect the Product or continued Commercialization of the Product in the Field in the Territory, and (b) provide TG with copies of all material correspondence with any Regulatory Authority, to the extent related to the Product in the Field in the Territory, including, without limitation, correspondence relating to (i) Drug Approval Applications, Marketing Authorizations, or other Regulatory Approvals, (ii) regulatory actions, and (iii) recalls (whether voluntary or mandatory).  TG shall be entitled to review and provide comments on any proposed material communication with any Regulatory Authority relating to the Product in the Field in the Territory, and Company shall consider all such comments in good faith; provided, however, that, notwithstanding the foregoing, Company’s obligation to consult with TG shall be subject to Company’s good faith determination that the time required to so consult would not materially impair the availability of rights or remedies, or increase exposure, in connection with such communication.  Company will use commercially reasonable efforts to submit communications to Regulatory Authorities relating to the Product in the Field in the Territory in accordance with timelines reasonably requested by TG.  Company shall keep the JSC reasonably informed regarding any non-routine communications with any Regulatory Authority in connection with the Product in the Field in the Territory, Drug Approval Application, Marketing Authorization, or other Regulatory Approval, including any additional Development work required by any Regulatory Authority with respect to the Product in the Field in the Territory.

4.5Meeting with Regulatory Authorities in the Territory.  Company shall use reasonable efforts to provide TG with at least [***] ([***]) [***] advance notice of any meeting with any Regulatory Authority in the Territory regarding the Drug Approval Application or Marketing

Authorization for the Product in the Field, or any inspection to be conducted by any Regulatory Authority at any site which Clinical Trials with respect to the Product in the Field are being conducted by or on behalf of Company, and TG may elect to send one (1) person to participate as an observer (at TG’s sole cost and expense) in such meeting or inspection.

4.6TG’s Communications with Regulatory Authorities.  Notwithstanding any provision to the contrary, TG shall have the sole right to communicate and make filings with any Regulatory Authority in the Territory with respect to any Global Development Activities relating to CMC and/or any other Development activities conducted by or on behalf of TG with respect to the Product in the Territory (whether within or outside the Field).  TG shall keep Company reasonably informed of its interactions with Regulatory Authorities to the extent relating to the Product in the Field in the Territory.  Upon TG’s request, Company shall cooperate in connection with such activities and communications, including, without limitation, Company shall make any filings and/or send any communications to the applicable Regulatory Authority in the Territory with respect to such Global Development Activities relating to CMC and/or such other Development activities in accordance with TG’s instructions (for clarity, whether or not Company exercises its option in accordance with Section 3.2.1(c), as applicable) and shall otherwise take any steps or actions and execute and deliver any and all documents and instruments necessary or useful to support TG’s exercise of its right to conduct the activities contemplated hereby, including, without limitation, to the extent required under Applicable Law, a power of attorney authorizing TG to communicate and make filings with such Regulatory Authority in the Territory with respect to Global Development Activities relating to CMC and/or such other Development Activities.

5.COMMERCIALIZATION

For the sake of clarity, in this Article 5, Company means Company, and where applicable, its Affiliates, Sublicensees, and Distributors.

5.1Commercialization Plan.  Company’s Commercialization Plan for the Product in the Field in the Territory is attached hereto as Exhibit B.  During the Term, Company shall update the Commercialization Plan for the Product in the Field in the Territory annually and deliver such updated Commercialization Plan(s) to TG no later than [***] ([***]) [***] prior to the end of each Calendar Year.  Without limiting the generality of Section 1.26, each Commercialization Plan shall include a market penetration and market coverage, launch (as applicable), and sales plan, including minimum net revenues and the size of the proposed sales force, as well as integration with medical information, key opinion leader (KOL) engagement, and size and positioning of medical science liaisons (MSLs) for the [***] ([***]) [***] period immediately following the submission of such Commercialization Plan (the “[***]-[***] Commercialization Plan”).  The [***]-[***] Commercialization Plan shall be reasonably powered, including with financial and personnel resources (including both sales and medical affairs and support resources) to achieve the market potential as set forth in Schedule 5.1.  Year over year, Company shall not materially reduce any commitments (including, without limitation, resources, finances, and/or minimum net revenues) set forth in the [***]-[***] Commercialization Plan, without TG’s prior written consent in its sole discretion.

5.2Responsibility for Commercialization.  Company shall have the primary right and responsibility for, and shall have primary control and authority over, at its sole cost and expense,

(a) all aspects of the Commercialization of the Product in the Field in the Territory including the sole responsibility for booking sales of the Product in the Field in the Territory and for all returns, charge-backs, and rebates with respect to the Product in the Field in the Territory; and (b) the conduct of all pre-marketing, marketing, Branding (subject to Section 2.1.3), promotion, sales, distribution, import and export activities (including securing pricing, reimbursement, and sales and marketing), and market access activities (including, without limitation, pricing and public funding) applicable to the Commercialization of the Product in the Field in the Territory.

5.3Commercialization Diligence.

5.3.1Company shall use Commercially Reasonable Efforts to Commercialize the Product in the Field in the Territory.  The use of such Commercially Reasonable Efforts shall include that Company shall execute and comply with the [***]-[***] Commercialization Plan; provided, however, that such execution and compliance shall not, alone, be sufficient to demonstrate satisfaction of the diligence obligation set forth in this Section 5.3.1.

5.3.2Without limiting the generality of Section 5.3.1:

(a)Company shall (i) to the extent legally permissible under Applicable Laws, commencing no later than [***] ([***]) [***] prior to the estimated date of First Commercial Sale of the Product in the Field in the Territory, conduct pre-marketing activities in the Territory with respect to the Product, (ii) following receipt of Marketing Authorization with respect to the Product in the Field in the Territory, initiate and conduct such promotional activities determined by Company as may be required to develop a commercial market for, launch, and Commercialize the Product (including through direct conduct with key opinion leaders) in the Territory, and (iii) no later than [***] ([***]) [***] following the receipt of Marketing Authorization (and, if applicable, Pricing Approvals and Reimbursement Approvals) with respect to the Product in the Field in a given country in the Territory, complete the First Commercial Sale of the Product in such country.  Notwithstanding any provision to the contrary, in the event that Company desires to engage key opinion leaders or other medical professionals based in the Excluded Territory for the purpose of developing a commercial market for, launching, and/or otherwise Commercializing the Product in the Territory, then Company shall provide TG with prior written notice and the Parties shall discuss and cooperate in good faith.

(b)Company shall establish and maintain a well-trained sales force for the Product in the Field in the Territory (including, for the avoidance of doubt, in accordance with the commitments set forth in the [***]-[***] Commercialization Plan and Section 5.3.2(c)), together with a well-trained support staff, adequate to service all the customers of Company and to ensure  Coverage (as defined in Section 2.3 of the initial Commercialization Plan attached hereto as Exhibit B) at all Key Multiple Sclerosis Centers in the Territory; keep the sales force knowledgeable and fully informed as to the Product in the Field in the Territory; provide appropriate incentives consistent with normal business practices to sales representatives involved in the Commercialization of the Product in the Field in the Territory; maintain an effective distribution system for the Product in the Field in the Territory; transport and store the Product to preserve its quality in accordance with pre-determined QA requirements; obtain and maintain all licenses, approvals, and permits in the Territory necessary for Company to perform its obligations under this Agreement; establish and maintain suitable systems and records to enable a recall of

Product in a timely, efficient, and accurate manner and otherwise in accordance with Applicable Laws; comply with all Applicable Laws, including, without limitation, those relating to sales, marketing, and reimbursement; without limiting the generality of the foregoing, ensure that no Product shipped by Company is adulterated or misbranded; maintain adequate control over the physical security of the Product; and cause all Affiliates, Sublicensees and subcontractors of Company to comply with Company’s obligations set forth herein.

(c)Company shall recruit and retain, following the Effective Date, new employees who will be dedicated to the Product in the Field in the Territory and who will perform the following activities:  (i) medical representatives or medical science liaisons who perform in-person presentations of the Product in the Field to health care professionals in the Territory, and (ii) sales representatives and/or key account managers who perform sales calls in the Territory (each of (i) and (ii), a “New Sales Representative”), all in accordance with the [***]-[***] Commercialization Plan.  Company shall (A) ensure that each New Sales Representative has no less than [***] ([***]) [***] direct experience in the Multiple Sclerosis therapeutic category, and (B) ensure that each New Sales Representative has, in Company’s reasonable view, established relationships with key opinion leaders and other stakeholders in their respective geographic regions.  All New Sales Representatives shall undergo training prior to entering the field and engaging with potential customers.  Company’s training materials shall be consistent, in all respects, with any training materials provided by TG.

(d)Company’s efforts described in this Section 5.3 shall comply with the diligence obligations set forth in the Hadam License.

5.3.3For the avoidance of doubt, the Parties acknowledge and agree that the failure to meet any of the obligations set forth in this Section 5.3 shall be considered a material breach of this Agreement, and TG will have the right to terminate this Agreement in accordance with Section 11.2.2, in addition to all other rights and remedies available to TG at law or in equity, provided that Company’s failure to meet any of the obligations set forth in this Section 5.3 shall not be considered a material breach of this Agreement if such failure is due to Company not being supplied with the amount of Product ordered under the Supply Agreement (for whatever reason, but excluding Company’s fault, and provided that Company has satisfied its safety stock obligations set forth in the Supply Agreement and has exhausted its safety stock of the Product). If TG exercises its termination right under this Section 5.3.3, notwithstanding anything to the contrary in Section 11.2.2, it shall provide ninety ([***]) [***] prior written notice of termination.  If during the above mentioned [***] ([***]) [***] period Company cures such breach, then the termination shall be null and void.

5.4Medical Information and Materials.  Without limiting the generality of the foregoing:

5.4.1Medical Information.  Company shall handle all medical questions or inquiries from members of the medical profession in the Territory regarding the Licensed Product in the Field.  To the extent that any inquiry relates to a medical matter for which TG has already provided a medical information answer or is the subject of a prepared medical response, Company agrees to use such materials to ensure consistent global medical information dissemination.  If a new inquiry arises, the Parties agree to discuss the issue and formulate a jointly agreeable response.

For the avoidance of doubt, Company shall not respond to any medical question or inquiry in the Excluded Territory.

5.4.2Medical Materials.  Company shall obtain the written approval of TG with respect to all materials prepared by Company with respect to the Product in the Field for use in the Territory, prior to the first use thereof, such approval (or rejection or other comments) to be provided by TG within [***] ([***]) [***] of receiving such medical materials; provided, however, that Company acknowledges and agrees that it shall be responsible for ensuring, and shall ensure, compliance of such medical materials with Applicable Laws and Marketing Authorizations and consistency with medical materials used by TG in the Excluded Territory and made available by TG to Company.

5.5Failure to Achieve Sales Targets

5.5.1Initial Period.  For the first [***] ([***]) Commercial [***] following the date of First Commercial Sale in the Territory (the “Initial Period”), Company shall achieve the Sales Target for the Product in the Field in the Territory.  If Company fails to achieve [***] ([***]) of the Sales Target for the Product in the Field in the Territory by completion of the Initial Period, Company shall, within [***] ([***]) [***] of the end of the second Commercial Year, pay to TG a sum equal to the difference between the royalties paid on actual sales of the Product in the Field in the Territory and the royalties payable for [***] of the Sales Target for the Product in the Field in the Territory for the Initial Period; provided, however, that such payment obligation shall not apply if the failure to achieve the Sales Target is due to a Product supply failure not attributable to Company (provided that Company has satisfied its safety stock obligations set forth in the Supply Agreement and has exhausted its safety stock of the Product).  For clarity, failure to achieve the Sales Target only applies if the First Commercial Sale already occurred in the Territory.  For purposes of this Agreement, “Commercial Years” means, with respect to the Product, the period commencing on the date of First Commercial Sale of the Product in the Field in the Territory and ending on the anniversary thereof and thereafter each successive period of [***] ([***]) [***].

5.5.2Subsequent Periods.  During each Commercial Year following the Initial Period, Company shall achieve the Sales Target for the Product in the Field in the Territory.  If Company fails to achieve [***] ([***]) of the Sales Target for the Product in the Field in the Territory during any Commercial Year following the Initial Period, Company shall, within [***] ([***]) [***] of the end of such Commercial Year, pay to TG a sum equal to the difference between the royalties paid on actual sales of the Product in the Field in the Territory and the royalties payable for [***] of the Sales Target for the Product in the Field in the Territory for such Commercial Year; provided, however, that such payment obligation shall not apply if the failure to achieve the Sales Target is due to a Product supply failure not attributable to Company (provided that Company has satisfied its safety stock obligations set forth in the Supply Agreement and has exhausted its safety stock of the Product).  For clarity, failure to achieve the Sales Target only applies if the First Commercial Sale already occurred in the Territory.

5.5.3Right to Terminate.  Without limiting the generality of Sections 5.5.1 and 5.5.2, if LFB has sent or has threatened TG in writing to send to TG a termination notice pursuant to section 5.5.2 para. 2 of the LFB License (i.e., based on the grounds that TG failed to achieve [***] ([***]) of the sales targets applicable under the LFB License for [***] ([***]) consecutive commercial [***]), then TG shall have the right to terminate this Agreement pursuant to and in accordance with Section 11.2.4 with respect to country(-ies) within the Territory where [***] of the Sales Targets for the Product in the Field in such country were not achieved and in relation to which LFB has terminated or threatened in writing to terminate the LFB License.  In the event that, following termination of this Agreement pursuant to Section 11.2.4 with respect to a given country(-ies) in the Territory, TG retains the right to Commercialize the Product in the Field in such terminated country(ies) and TG desires to grant to a Third Party rights in and to sell, offer to sell, import, have imported, market and otherwise Commercialize the Product in the Field in such terminated country(ies), then TG shall, to the fullest extent permissible under Applicable Law (including, but not limited to, in compliance with all vertical block exemptions or their equivalent legislations or caselaw), contractually limit such grant of rights to the territory of the terminated country(-ies), and TG shall use commercially reasonable efforts, consistent with Applicable Law, to enforce such right vis-à-vis the respective Third Party in the event that TG learns of a breach of such limitations.

5.5.4Acknowledgement.  For clarity, the remedies set forth in this Section 5.5 shall be in addition to any other rights and remedies available to TG at law or in equity, including under Section 11.2.2.

5.6No Unauthorized Sales.  To the fullest extent permissible under Applicable Law, Company shall not, and shall not permit its Affiliates, Sublicensees, or Distributors to, directly or indirectly, (a) distribute, market, promote, offer for sale, sell, or otherwise Commercialize the Product to any customer inside or outside the Territory for subsequent sale in the Excluded Territory; (b) deliver or tender (or cause to be delivered or tendered) the Product in the Excluded Territory for use in the Excluded Territory; or (c) sell the Product to, or solicit Product sales from a customer in the Territory if Company (or its Affiliate, Sublicensee, or Distributor, as applicable) knows or has a reasonable basis to conclude that such Third Party intends to resell the Product in the Excluded Territory.  To the extent legally permissible under Applicable Laws, the packaging of the Product shall be clearly marked, in applicable language(s), “Not for export to or distribution in any of the following:  the United States, Canada, Mexico, South Korea, Taiwan, Singapore, Indonesia, Malaysia, Thailand, Philippines, Vietnam, and Myanmar.” Without limiting the generality of the foregoing, Company shall (x) establish and implement programs, internally and with Affiliates, Sublicensees, and Distributors, to confirm compliance with this Section 5.6; (y) deliver reports to TG, on a Calendar Quarter basis and otherwise upon TG’s request, that confirm compliance with this Section 5.6 during the immediately preceding Calendar Quarter or other time period reasonably requested by TG; and (z) in any event, respond promptly to TG’s requests regarding the subject matter of this Section 5.6 and take all measures permitted under Applicable Law to address any violations or suspected violations of this Section 5.6 that TG reports to Company or of which Company otherwise becomes aware.  In addition, and in addition to any other rights and remedies available at law or in equity, in the event that Product Commercialized by or on behalf of Company (or its Affiliates, Sublicensees, or Distributors) is subsequently sold in the Excluded Territory, then Company shall reimburse TG for all lost profits arising as a result thereof, to the maximum extent permissible under Applicable Law.

5.7Records; Reports.  Company shall (a) maintain records of its Commercialization activities under this Article 5 in sufficient detail that shall fully and properly reflect all work done and results achieved in the Commercialization of the Product in the Field in the Territory, and (b)

following the commencement of Commercialization of the Product in the Field in the Territory and substantially simultaneous with the delivery of the Commercialization Plan in accordance with Section 5.1, provide TG with annual written reports (each, a “Commercialization Report”), that shall (i) summarize Company’s efforts to Commercialize the Product in the Field in the Territory, (ii) identify the Regulatory Filings and Drug Approval Applications with respect to the Product that Company or any of its Affiliates or Sublicensees have filed, sought, or obtained in the prior [***] ([***]) [***] period or reasonably expect to make, seek, or attempt to obtain in the following [***] ([***]) [***] period, and (iii) summarize all Clinical Data and other Company Data generated by Company with respect to the Product.  Commencing no later than [***] ([***]) [***] from the date of receipt of the first Marketing Authorization for the Product in the Territory and on each anniversary thereof until the termination of this Agreement, each such Commercialization Report shall also include (i) an outline of the key sales and marketing activities that Company reasonably expects to conduct with respect to the Product in the Territory, (ii) a non-binding estimate of projected sales of the Product in the Territory for the subsequent [***] [***]) Calendar [***] period, and (iii) such additional information that it has in its possession as may be reasonably requested by TG regarding the Commercialization of the Product, which request shall not be made more than once each Calendar [***] .  The Commercialization Plan and Commercialization Report can be provided as one document.

5.8Product Recalls.  In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with the Product in the Field in the Territory, or in the event Company reasonably believes that an event, incident, or circumstance has occurred that may result in the need for a recall, market withdrawal, or other corrective action regarding the Product in the Field in the Territory (each, a “Recall”), such Recalls shall be handled in accordance with Section 8.2 of the Supply Agreement.

6.SUPPLY

Simultaneously with entry into this Agreement, the Parties are entering into a master services agreement dated as of the date hereof, together with a product specific agreement – commercial drug substance dated as of the date hereof (the “DS PSA”) and a product specific agreement – commercial drug product dated as of the date hereof (the “DP PSA,” and together with the aforementioned master services agreement and DS PSA, the “Supply Agreement”), pursuant to which (a) TG shall supply Company with Product manufactured by TG’s third-party supplier primarily in the form of US/EU harmonized Product, and (b) Company shall purchase such Product, on an exclusive basis, from TG, for the sole purpose of Commercialization of Product in the Field in the Territory.

7.JSC

7.1Formation. Promptly following the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) consisting of up to three (3) representatives designated by each Party, with appropriate knowledge and expertise. The JSC shall operate in accordance with the provisions of this Article 7, and shall have no authority to alter or amend the terms and conditions of this Agreement. A Party may change one (1) or more of its representatives serving on the JSC at any time upon written notice to the other Party.  Each Party may invite additional personnel of such Party to any regular or special JSC meeting; provided, however, any such additional invitee shall (a) not be deemed a member of the JSC; and (b) with respect to any Confidential Information of either Party such additional invitee learns, obtains, or otherwise has access to as a result of such invitation, be subject to confidentiality obligations and restrictions on use no less stringent than those set forth in Article 9, which such confidentiality obligations and restrictions on use shall be valid and enforceable by the Party whose Confidential Information is involved.

7.2JSC Responsibilities. The JSC shall serve as a forum for the Parties to share information regarding the Development, Manufacture, and Commercialization of the Product in the Field in the Territory and to facilitate coordination between the Parties, but shall not have any decision-making authority with respect to the Parties’ activities under this Agreement except as set forth in Section 7.3 and Section 7.4.  At each meeting, Company shall provide updates and forecasting relating to all Development and Commercialization activities conducted by or on behalf of Company relating to the Product in the Field in the Territory, including any information requested by TG from time to time.

7.3Development and Commercialization Plans.  Company shall, prior to the JSC meeting held during the fourth Calendar Quarter of each year during the Term, deliver to the JSC drafts of the Development Plan, Development Report, Commercialization Plan, and/or Commercialization Report, as applicable, for the Product in the Field in the Territory.  Representatives designated by TG shall have a reasonable opportunity at such fourth Calendar Quarter JSC meeting (and any time thereafter) to comment upon and advise on such Development Plan(s), Development Report(s), Commercialization Plan(s), and Commercialization Report(s), and Company shall consider all such comments and advice in good faith.  Each year during the Term, the JSC shall use commercially reasonable efforts to reach a consensus upon and unanimously approve the Development Plan(s) and the Commercialization Plan(s), with each Party having a single vote irrespective of the number of representatives of such Party in attendance. The Parties agree that TG shall not withhold approval of any Commercialization Plan, provided that such Commercialization Plan (including, for the avoidance of doubt, the [***]-[***]Commercialization Plan) provides that:  (a) with respect to any given Calendar Year from [***] until and including [***], Company’s overall expenditures shall be, at a minimum, the higher of (i) [***].  For the avoidance of doubt, each forecast made by Company under this Agreement shall be made in good faith and based on reasonable assumptions derived from relevant data at the time prepared by Company in the exercise of its Commercially Reasonable Efforts.  If the JSC cannot reach consensus or otherwise agree upon any Development Plan or Commercialization Plan, then either Party shall have the right to refer such disputed issues to the Chief Executive Officers (CEOs) of the Parties for resolution.  If, notwithstanding good faith, diligent efforts, the CEOs fail to reach a resolution with respect to any such disputed issues relating to the Development Plan(s) and/or Commercialization Plan(s) within [***] ([***]) [***] of such initial referral to the CEOs, then either CEO shall have the right to refer such disputed issues to binding arbitration, which shall be conducted as set forth in Schedule 7.3(B).  Notwithstanding any provision to the contrary, the Parties acknowledge and agree that approval by TG representatives of such Development Plan(s), Development Report(s), Commercialization Plan(s), and/or Commercialization Report(s), and Company’s satisfaction of such plans and/or reports, shall not themselves be determinative of whether Company has satisfied its diligence obligations set forth in this Agreement.

7.4TG EU Commercial Personnel. In each JSC meeting, TG shall inform Company of any proposed activities of the TG EU Commercial Personnel. The JSC shall discuss and agree on any such activities (including the key opinion leaders involved, the sequence of timing of interactions with the concerned key opinion leaders by the TG EU Commercial Personnel and personnel of Company, and any materials used by TG EU Commercial Personnel when performing these activities), provided that TG EU Commercial Personnel shall not perform any activity in the Territory without prior discussion and agreement by the JSC.

7.5Meetings. The JSC shall meet at such times and frequency mutually agreed by the Parties at locations mutually agreed by the Parties, but no less frequently than Calendar Quarterly during the Term; provided that such meetings may be held by audio or video teleconference at the request of either Party.  Each Party shall bear its own costs associated with the attendance of its appointees at such meetings.  A secretary shall be appointed for each meeting of the JSC and shall prepare draft minutes of the meeting promptly following the meeting and shall circulate such draft minutes for comment and finalization by the Parties.

7.6Working Groups.  The JSC shall, from time to time, establish working groups to facilitate timely dialogue and coordination.  The topics for such working groups may include, without limitation, CMC/quality, pharmacovigilance, Commercialization, and regulatory and Development.  Each Party shall have the right to appoint to each such working group an equal number of representatives as mutually agreed by the Parties, each with appropriate knowledge and expertise.  Without limiting the generality of the foregoing, promptly following the Effective Date, the JSC shall establish a Commercialization working group (the “CWG”) as further described on Exhibit E attached hereto and a supply chain joint working committee as further described in the Supply Agreement.

8.PAYMENTS

8.1Upfront Payment.  Substantially simultaneous with entry into this Agreement, Company shall pay TG a one-time, non-refundable payment of $140,000,000 (the “Upfront Payment”).

8.2Milestone Payments.

8.2.1Milestones.  Company shall make the following non-refundable, non-creditable payments to TG (the “Milestone Payments”) upon the occurrence of each of the following milestone events:

Milestone Event	Milestone Payment
1. Commercial launch of the Product in the Field and, in the event that Company exercises its right to license any New CNS Indication IP in accordance with Section 3.2.1(d), for each such New CNS Indication, in the first Key Market	$12,500,000
2. Commercial launch of the Product in the Field in the last of all Key Markets and, in the event that Company exercises its right to license any New CNS Indication IP	$[***]

in accordance with Section 3.2.1(d), for each such New CNS Indication
3. Achievement of €[***] Net Sales, in aggregate, of the Product in the Field in the Territory in a Calendar Year	$[***]
4. Achievement of €[***] Net Sales, in aggregate, of the Product in the Field in the Territory in a Calendar Year	$[***]
5. Achievement of €[***] Net Sales, in aggregate, of the Product in the Field in the Territory in a Calendar Year	$[***]
6. Achievement of €[***] Net Sales, in aggregate, of the Product in the Field in the Territory in a Calendar Year	$[***]
7. Achievement of €[***] Net Sales, in aggregate, of the Product in the Field in the Territory in a Calendar Year	$[***]
8. Achievement of €[***] Net Sales, in aggregate, of the Product in the Field in the Territory in a Calendar Year	$[***]
9. Achievement of €[***] Net Sales, in aggregate, of the Product in the Field in the Territory in a Calendar Year	$[***]
10. Achievement of €[***] Net Sales, in aggregate, of the Product in the Field in the Territory in a Calendar Year	$[***]
11. Achievement of €[***] Net Sales, in aggregate, of the Product in the Field in the Territory in a Calendar Year	$[***]

For clarity, in the event that Company exercises its right to license any New CNS Indication IP in accordance with Section 3.2.1(d), then Net Sales for all Products in the Field (including the New CNS Indication in accordance with the addendum to this Agreement contemplated by Section 3.2.1(d)) shall be aggregated for purposes of calculating milestones 3-11 above and for purposes of calculating royalties in accordance with Section 8.3.

8.2.2Notice and Payment of Milestones.

(a)Notice of Milestone Events.  Company shall provide TG with prompt written notice upon the occurrence of each milestone event set forth in Section 8.2.1, and no later than (i) with respect to milestones 1 and 2, [***] ([***]) [***] following the occurrence of such milestone event, and (ii) with respect to milestones 3-11, [***] ([***]) [***] following the conclusion of such Calendar Year.  Company shall pay TG the applicable Milestone Payment substantially simultaneous with delivery of the applicable notice in accordance with the foregoing sentence.  In the event that, notwithstanding the fact that Company has not given such a notice, TG believes any such milestone event has occurred, it shall so notify Company in writing and shall provide to Company data, documentation, or other information that supports its belief.  Any dispute under this Section 8.2.2(a) that relates to whether or not a milestone event has occurred shall be resolved in accordance with Section 14.1.

(b)Acknowledgement.  The Parties acknowledge and agree that, with respect to milestones 3-11, in the event that more than one (1) milestone is achieved during a given

Calendar Year, all such corresponding Milestone Payments shall be due simultaneously within [***] ([***]) [***] of the conclusion of such Calendar Year.

8.3Payment of Royalties; Accounting and Records.

8.3.1Payment of Royalties.  Subject to the remainder of this Section 8.3, during the Term, Company shall make non-refundable, non-creditable royalty payments to TG, as follows:

(a)[***] of Net Sales, with respect to that portion of Net Sales of the Product in the Field in the Territory, in aggregate, in a given Calendar Year that is less than or equal to €[***];

(b)[***] of Net Sales, with respect to that portion of Net Sales of the Product in the Field in the Territory, in aggregate, in a given Calendar Year that is greater than €[***], but less than or equal to €[***];

(c)[***] of Net Sales, with respect to that portion of Net Sales of the Product in the Field in the Territory, in aggregate, in a given Calendar Year that is greater than €[***], but less than or equal to €[***]; and

(d)[***] of Net Sales, with respect to that portion of Net Sales of the Product in the Field in the Territory, in aggregate, in a given Calendar Year that is greater than €[***].

8.3.2Payment Dates and Reports.  Royalty payments shall be made by Company with respect to the Product in the Field in the Territory within thirty (30) days after the end of each Calendar Quarter in which sales of the Product occur, commencing with the Calendar Quarter in which the First Commercial Sale of the Product occurs.  Company shall also provide, at the same time each such payment is made, a report showing: (a) the Net Sales of the Product, by country in the Territory; (b) the total amount of deductions from gross sales to determine Net Sales; (c) a calculation of the amount of royalty due to TG; and (d) in the event that a Third Party is selling a Biosimilar Product in any country in the Territory and Company claims to be entitled to reduce its Royalty obligations in accordance with Section 8.3.5, then the sales of the Biosimilar Product in such Calendar Quarter as its relates to Company’s [***] (as measured by [***] or other similar information available in such country), in a form adequate for TG to fulfill its obligations to LFB under Section 7.3.3 of the LFB License.

8.3.3Records; Audit Rights.  Company and its Affiliates, Sublicensees, and Distributors shall keep and maintain for a minimum of [***] ([***]) [***]from the date of each payment of Milestone Payments and/or royalties hereunder complete and accurate records of gross sales and Net Sales and achievements of milestones by Company and its Affiliates, Sublicensees, and Distributors of the Product, in sufficient detail to allow Milestone Payments and/or royalties to be accurately determined.  TG shall have the right for a period of [***] ([***]) [***] after receiving any such payment to appoint at its expense an independent certified public accountant reasonably acceptable to Company to audit the relevant records of Company and its Affiliates, Sublicensees, and Distributors to verify that the amount of each such payment was correctly determined; provided, that, (a) if requested by Company, TG shall cause the independent certified public accountant to enter into a confidentiality agreement reasonably acceptable to Company, and (b) such independent certified public accountant may only disclose to TG whether the amounts paid are correct and the details with respect to any discrepancies.  Company and its Affiliates, Sublicensees, and Distributors shall each make its records available for audit by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon [***] ([***]) [***] written notice from TG.  Such audit right shall not be exercised by TG more than once in any Calendar Year, unless good cause exists.  All records made available for audit shall be deemed to be Confidential Information of Company.  The results of each audit, if any, shall be binding on both Parties absent manifest error.  In the event there was an underpayment by Company hereunder, Company shall promptly (but in any event no later than [***] ([***]) [***] after Company’s receipt of the report so concluding) make payment to TG of any shortfall.  TG shall bear the full cost of such audit unless such audit discloses an underpayment by Company of [***] ([***]) or more of the aggregate amount payable by Company to TG hereunder in any Calendar Year, in which case Company shall reimburse TG for all costs incurred by TG in connection with such audit.

8.3.4Overdue Payments.  All payments not made within the time period set forth in this Agreement shall bear interest at the rate of [***] ([***]) per month until paid in full or, if less, the maximum interest rate permitted by Applicable Laws.  Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

8.3.5Royalty Reductions for Biosimilar Product.  In the event that a Third Party commercializes a Biosimilar Product in any country in the Territory during any Calendar Quarter, then during the period in which sales of the Biosimilar Product by such Third Party in such country are equal to at least [***] ([***]) of Company’s [***] in such country (as measured by [***]), the royalty payable to TG solely with respect to such country shall be reduced by [***] ([***]) of the royalty rate set forth in Section 8.3.1 that would otherwise be applicable with respect to Net Sales of such Product in such country; provided, however, that in the event that, in any subsequent Calendar Quarter, sales of such Biosimilar Product account for less than [***] ([***]) of Company’s [***] in such country, the foregoing reduction shall no longer apply and Company shall pay the royalty payments in accordance with Section 8.3.1, without reduction, for all subsequent Calendar Quarters during the Term.  Schedule 8.3.5 sets forth, for illustration purposes only, example calculations of the royalty reduction described in this Section 8.3.5.

8.3.6Payments; Taxes; Currency Restrictions.

(a)Payments in United States Dollars.  Except as set forth in Section 8.3.5(b) below, all payments made by Company under this Article 8 shall be made by wire transfer in United States Dollars in accordance with wire transfer instructions provided to Company in writing from time to time by TG.  If in any Calendar Quarter, Net Sales are made in any currency other than United States Dollars, such Net Sales shall be converted into United States Dollars as follows:

(A/B), where

A = foreign “Net Sales” (as defined above) in such Calendar Quarter expressed in such foreign currency; and

B = foreign exchange conversion rate, expressed in local currency of the foreign country per United States Dollar (using, as the applicable foreign exchange rate, the spot purchase rate published in the Financial Times on the last Business Day of each Calendar Quarter in which any payment is due and payable or any other mutually agreed upon source, for such Calendar Quarter).

(b)Taxes.  Company is responsible for all taxes, duties, import duties, assessments, and other governmental charges, however designated, which are now or hereafter imposed by any authority on Company only to the extent Company is the taxpayer according to Applicable Law. The existence of duties or import duties payable by TG according to Applicable Law (for the avoidance of doubt, not including any withholding taxes payable by TG) shall not increase accordingly the amounts payable by Company unless the local regulation governing any such duties or import duties expressly allows the taxpayer to pass this cost on to the Company, in which case the sum payable by Company to TG pursuant to the terms of this Agreement shall be increased by such obligation.

Without prejudice to the Gross-Up Mechanism established (and defined) below, if Applicable Laws require that Taxes be deducted and withheld from a payment made pursuant to this Article 8:

(i) Company shall (A) deduct those Taxes in the amount required by Applicable Laws from the payment; (B) pay the Taxes to the proper taxing authority; and (C) send evidence of the obligation together with proof of payment to TG within thirty (30) days following that payment, and

(ii) the Parties shall perform all acts (including by executing all appropriate documents and/or filing all appropriate tax returns, applications, filing or information with any competent governmental authority) so as to enable the other Party to take advantage of any applicable double taxation agreement or treaty or to otherwise secure any applicable exemption from or reduction in withholding Taxes, including  the delivery of any prescribed forms necessary (or which have been requested by a governmental authority) to reduce the applicable rate of withholding or relieve the obligation to withhold such tax or any other information or documentation requested by a Party to comply with its tax obligations (for example, and non-exclusively, a tax resident certificate within the meaning of the applicable double tax treaty issued by the relevant US tax authority confirming that TG is tax resident in the US within the meaning of the Spain-US tax treaty, the “DTT Residence Certificate”) and such shall be provided on an annual basis before the due date of the first payment under this Agreement for such Calendar Year, including but not limited to the form attached as Schedule 8.3.6.

Any deductions or withholding for taxes that Company is required by Applicable Law to deduct or withhold on remittance of payments to TG pursuant to the terms of this Agreement shall be paid forthwith by Company to the appropriate taxing authority, and the sum payable by Company to TG pursuant to the terms of this Agreement shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions or withholdings applicable to additional sums payable under this provision), TG receives an amount equal to the sum which would have been received by TG had no such deduction or withholding been made (the “Gross-Up Mechanism”). Where Taxes have been deducted or withheld by Company from a payment made pursuant to this Article 8, TG will be required to pursue commercially reasonable actions and tax filings according to Applicable Law to obtain and claim any available refund, relief, exemption, tax credit, tax benefit or others in order to eliminate any double taxation and/or to recover (or credit or refund) the taxes withheld and/or paid (in full or to the maximum extent permitted under Applicable Law) as promptly as possible in the US, Spain or elsewhere including but not limited to the applicable tax return corresponding to the fiscal year where such withholding or deduction has taken place. The maximum amount that is recoverable, refundable, creditable, or that otherwise could be claimed and/or received according to Applicable Law (including by any Affiliate of TG, e.g. under any group taxation regime) as a result of the application of those measures to eliminate any double taxation and/or to recover (or credit or refund) the Taxes withheld will be directly paid in cash to Company (or as an offset to any amounts due from Company to TG under this Agreement, at TG’s election) the day after the applicable tax return of the fiscal year where such relief has been used or claimed, is or should have been filed according to Applicable Law, even if it is not fully recovered, refunded, credited or otherwise received in that tax return but can potentially be in the future. The amounts recovered and to be paid to Company will be subsequently adjusted in case that they differ from the final amount resulting from an assessment received by any taxing authority and/or administrative court or courts of justice where the assessment, resolution and/or in general a decision reached by any of those bodies is final and no further appeal can be made.

The Gross-Up Mechanism will not apply where TG ceases to be tax resident in the United States. The Gross-Up shall be limited to [***] of the amounts of taxes withheld or deducted from any payment resulting from this Agreement if there is a change in the Applicable Law that modifies the withholding tax rules relevant to this Agreement applicable at the date of signing and/or in the relevant provisions of the Spain-US tax treaty applicable to this Agreement at the date of signing (modifications that do not impact the application of withholding tax or the amount of withholding tax to be applied (if any) shall not be relevant for the purpose of this sentence).

TG undertakes to (i) use best efforts to obtain a DTT Residence Certificate as soon as possible following the Effective Date, (ii) forward any such DTT Residence Certificate immediately after receipt to the Company and (iii) deliver the confirmations and documentation included as template in Schedule 8.3.6 properly completed and signed ("TG Residence Confirmation") immediately after the signing of this Agreement and before the first payment under this Agreement from the Company to TG.

Where TG does not provide Company with a proper DTT Residence Certificate and the documents in Schedule 8.3.6 of this Agreement, on an annual basis (understood as each year and referring to the specific fiscal year where payments under this Agreement are made and in relation to the TG Residence Confirmation in any case before the first payment to be made by the Company under this Agreement), or where such information and/or documents, where applicable, are missing, false, incorrect, unclear, inconclusive or inaccurate, any Loss (including for the avoidance of doubt any Tax, Withholding Tax delay payment interest, surcharges or penalties generated and/or applicable) of the Company (or the wider Neuraxpharm Group) directly caused, generated upon or occurring as a result of any such non-provision or missing, false, incorrect, unclear, inconclusive or inaccurate information and/or documentation, shall be indemnified by TG to Company and TG will hold Company harmless from any such Loss.

In the case such Loss is a Tax (and related additions, interest or late payment penalties) that arises as a result of a Tax audit assessment or any other (tax) assessment deriving from a verification procedure or otherwise by any governmental authority (including any taxing authority or (tax) courts), the amount to be paid by TG to Company will be the final amount resulting from any assessment received by any such governmental authority if and when such assessment is final cannot be further appealed. Without prejudice to the above, TG will assume and pay the corresponding amounts resulting from the assessment as soon as those amounts are required to be paid by such relevant governmental authority.

For the purposes of this Section 8.3.6 and Section 11.2.5(b), any reference to TG shall mean and oblige each of TG Therapeutics, Inc. and TG Biologics, Inc. individually, and each of them shall individually be obliged to in particular provide the documentation required to be provided by them hereunder.

(c)Assessment.  Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any governmental authority for any additional amount of Taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Law. The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.

Subject to paragraph b) above of Section 8.3.6), in the case the result of any assessment, proposed assessment, or other claims by any Governmental Authorities with respect to Taxes is due to missing, false, incorrect or inaccurate information provided, Taxes will be borne by the relevant taxpayer according to Applicable Law, including penalties, interest or additions to Tax attributable thereto.

(d)Currency Restrictions.  If any restrictions on the transfer of currency exist in any country in which Products are sold that prevent Company from making royalty payments thereon in United States Dollars, Company shall make royalty payments on the sales in such country in the local currency by deposit in a local bank or other depository designated in writing by TG (or, in the absence of such designation, at a local bank or other depository selected by Company and identified by Company by written notice to TG).

9.TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY

9.1Confidentiality.

9.1.1Confidentiality Obligations.  TG and Company each recognize that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party.  TG and Company each agrees that, (a) subject to Section 9.1.2, during the Term and for an additional ten (10) years after termination or expiration of this Agreement it will not disclose, and will cause its Affiliates, Sublicensees, and Distributors not to disclose whether directly or indirectly, in any manner whatsoever, any Confidential Information or Proprietary Materials of the other Party, and (b) it will not use, and will cause its Affiliates, Sublicensees, and Distributors not to use, any Confidential Information or Proprietary Materials of the other Party, without the prior written consent of the Disclosing Party, except as expressly permitted hereunder.

9.1.2Limited Disclosure.  TG and Company each agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the other Party on a need-to-know basis to any employee, consultant, or Affiliate of such other Party or, to the extent the receiving Party is Company, to any Third Party subcontractor engaged by Company pursuant to Section 2.2, in each case solely to the extent reasonably necessary to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement; provided, that, any such disclosure or transfer shall only be made to Persons who are bound by written obligations no less stringent than those obligations described in Section 9.1.3.  TG and Company each further agrees that the other Party may disclose its Confidential Information (a) on a need-to-know basis to such other Party’s legal and financial advisors; (b) as reasonably necessary in connection with an actual or potential (i) permitted sublicense of such Party’s rights hereunder, (ii) debt or equity financing of such other Party or (iii) acquisition, consolidation, share exchange, or other similar transaction involving such Party and any Third Party (including, without limitation, a Change of Control of TG); (c) to the extent the receiving Party is Company, to any Third Party that is or may be engaged by Company to perform services in connection with the Commercialization of the Product as necessary to enable such Third Party to perform such services; (d) to the extent the receiving Party is TG, to LFB (or, as applicable, Dr. Hadam under the Hadam License); (e) as reasonably necessary to make Regulatory Filings with respect to the Product under this Agreement or to respond to any inquiry made by any Regulatory Authority with respect to the Product and to prosecute or maintain Patent Rights, or to file, prosecute, or defend litigation related to Patent Rights, in accordance with this Agreement; (f) as required by Applicable Laws (which shall be determined by the Disclosing Party in its reasonable discretion, and including, without limitation, the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded); provided, that, in the case of any disclosure under this clause (f), the Disclosing Party shall (i) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure and (ii) if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Disclosing Party’s expense; provided, that, any such disclosure or transfer according to (a) – (d) above shall only be made to Persons who are bound by obligations no less stringent than those obligations described in Section 9.1.3.

9.1.3Employees and Consultants.  TG and Company each hereby covenants and agrees that all of its employees and consultants, and all of the employees and consultants of its Affiliates, who have access to Confidential Information or Proprietary Materials of the other Party will, prior to having such access, be bound by written obligations to maintain such Confidential Information or Proprietary Materials in confidence that are no less stringent than those confidentiality and non-use provisions contained in this Agreement.  Each Party agrees to use, and to cause its Affiliates to use, reasonable efforts to enforce such obligations and to prohibit its employees and consultants from using such information except as expressly permitted hereunder.  Each Party will be liable to the other Party for any disclosure or misuse by its employees or consultants of Confidential Information or Proprietary Materials of the other Party.

9.1.4Trade Secrets.  Notwithstanding any provision to the contrary, to the extent that any of TG’s Confidential Information and/or Proprietary Materials constitutes a “trade secret” under Applicable Law, the confidentiality and non-use obligations under this Agreement shall continue for so long as such Confidential Information and/or Proprietary Materials constitutes a “trade secret” under Applicable Law.  This Agreement is intended to be in addition to and not in lieu of common law or statutory protections provided for trade secrets.

9.2Publicity.  Notwithstanding anything to the contrary in Section 9.1, the Parties, upon the execution of this Agreement, shall jointly issue a press release with respect to this Agreement to be reasonably agreed by the Parties in substantially the form attached hereto as Exhibit C, and either Party may make subsequent public disclosure of the contents of such press release without further approval of the other Party.  Subject to the foregoing, except as required by Applicable Laws (including those relating to disclosure of material information to investors), neither Party shall issue a press or news release or make any similar public announcement (it being understood that publication in scientific journals, presentation at scientific conferences and meetings, and the like are intended to be covered by Section 9.4 and not subject to this Section 9.2) related to the terms or existence of this Agreement, any Company Development Activities, or the Commercialization of Product by or on behalf of Company, without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by Applicable Laws (including the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded), or (b) to any investors, prospective investors, lenders, and other potential financing sources who are obligated to keep such information confidential.  Once any press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.  For the avoidance of doubt, nothing herein shall restrict TG’s ability to issue a press or news release to make any similar public announcements relating to its Development activities or its Commercialization activities of the Product.

9.3No Use of Name.  Neither Party shall use the name of the other Party in any Promotional Materials or advertising without the prior express written permission of the other Party.

9.4Publications and Presentations.  Company shall not publish or present any results (the “Results”) of any Global Development Activities and/or Company Development Activities, without the prior written consent of TG in its sole discretion.  Without limiting the generality of any provision in this Agreement, in the event that Company attends an international conference with attendees from both the Territory and the Excluded Territory, including, without limitation, ECTRIMS, EAN, AAN, and ACTRIMS, Company shall cooperate with TG regarding a coordinated approach to any and all such conferences, including with respect to a reasonable allocation of any associated costs.

10.INTELLECTUAL PROPERTY RIGHTS

10.1Ownership.  As between the Parties, TG (and/or LFB, as applicable) is, and shall be, the sole and exclusive owner of all right, title, and interest in and to any and all Licensed Technology and Licensed Patent Rights.  Additionally, TG (and/or LFB, as applicable, in accordance with the LFB License) shall be the sole and exclusive owner of all Arising IP, and Company shall promptly notify TG of the development of any such Arising IP (including that, upon TG’s request, Company shall provide to TG all data and specifications concerning such Arising IP).  Company hereby assigns, and shall cause its Affiliates, Sublicensees, and Distributors and their respective personnel to assign, to TG and/or LFB, as applicable, all right, title, and interest, in and to all Arising IP.

10.2Filing, Prosecution, and Maintenance.  TG and/or LFB, as applicable, shall have the sole right (but not obligation) to prepare and file patent applications with respect to, and to prosecute and maintain, at its sole cost, expense, and discretion, and using patent counsel or agents of its choice, all Licensed Patent Rights and patentable subject matter included in the Arising IP throughout the Territory, and to otherwise seek protection of any Licensed Technology or other Arising IP under applicable intellectual property laws.  Company shall cooperate with and assist, and shall cause its Affiliates, Sublicensees, and Distributors and their respective personnel to cooperate with and assist, TG and/or LFB in all reasonable respects, in connection with TG’s and LFB’s activities under this Section 10.2.

10.3Information and Cooperation.  Company hereby agrees to cooperate with TG and LFB in connection with the filing, prosecution, and maintenance of Patent Rights under this Agreement, including through the prompt execution and delivery of documents and instruments as may reasonably be required in connection therewith, including, without limitation, assignments.  Without limiting the foregoing, TG shall (a) promptly provide Company with copies of all patent applications filed with respect to the Licensed Patents in the Territory, to the extent such Patent Rights Cover the Product in the Field, and other material submissions and correspondence with applicable patent offices, in sufficient time to allow for Company to review and comment; (b) provide Company and its patent counsel with an opportunity to consult with TG and its patent counsel regarding the filing and contents of any such application, amendment, submission or response; and (c) take into consideration in good faith the advice and suggestions of Company and its patent counsel in connection with such filing.

10.4Interference, Opposition, Reexamination, and Reissue.

10.4.1Notice.  Not more than [***] ([***]) [***] following the discovery by either Party of any request for, or the filing or declaration of, any interference, opposition, or reexamination proceeding with respect to any Licensed Patent Rights in the Territory, the discovering or determining Party shall notify the other Party of such event.

10.4.2Responsibility and Cooperation.  TG and/or LFB, as applicable, shall have the sole right and responsibility, at its own expense, to defend or prosecute any such interference, opposition, reexamination, or reissue.  Company shall cooperate and provide TG and/or LFB with any information or assistance that TG and/or LFB may reasonably request with respect to any course of action taken under this Section 10.4.2.  TG shall (a) keep Company reasonably informed of all developments in such interference, opposition, reexamination, or reissue in the Territory, to the extent that the applicable Licensed Patent Right Covers the Product in the Field, including to the extent permissible, the status of any settlement negotiations and the terms of any offer related thereto and (b) provide to Company copies of all submissions or agreements arising in connection with such proceeding sufficiently in advance of their filing or due date as to give Company sufficient time to comment thereon, and TG shall give good faith consideration to Company's comments; provided, however, that TG’s obligation to provide such copies with sufficient time to comment thereon shall be subject to TG’s good faith determination that the time required to so provide and await comments would not materially impair the availability of rights or remedies, or increase exposure, in connection with such interference, opposition, reexamination, or reissue.

10.5Enforcement and Defense.

10.5.1Third Party Infringement.

(a)Notice.  In the event either Party becomes aware of any suspected infringement or misappropriation of any Licensed Patent Rights that Covers the Development or Commercialization of the Compound or the Product in the Field in the Territory (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”).

(b)TG Right to Enforce.  TG and/or LFB, as applicable, shall have the sole right, but not the obligation, to address any such Infringement in the Territory by taking reasonable steps, which may include the institution of legal proceedings or other actions (each, an “Action”), and to compromise or settle such Action; provided, that, (i) TG shall keep Company reasonably informed about such Action, and (ii) Company shall provide reasonable cooperation to TG and/or LFB in connection with such Action.  TG and LFB shall incur no liability to Company as a consequence of such Action or any unfavorable decision resulting therefrom, including any decision holding any such claim invalid, not infringed, or unenforceable.  All costs, including, without limitation, attorneys’ fees, relating to such legal proceedings or other action shall be borne by TG and/or LFB, as applicable.

(c)Right to Representation.  Company shall have the right to participate and be represented by counsel that it selects, in any Action instituted by TG or LFB under Section 10.5.1(b).  If TG and/or LFB lacks standing to initiate an Action, and Company has standing to initiate such Action, then TG and/or LFB may name Company as plaintiff in such Action or may require Company to initiate such Action at TG’s expense.

(d)Cooperation.  In any Action instituted under this Section 10.5.1, the Parties shall cooperate with and assist each other in all reasonable respects.  Upon the reasonable request of TG and/or LFB, Company shall join such Action and shall be represented using counsel of its own choice, at TG’s or LFB’s expense.

(e)Allocation of Proceeds.  Any amounts recovered by TG in connection with its activities under this Section 10.5.1 with respect to any Infringement, whether by settlement or judgment, shall, after reimbursing Company and TG for their respective reasonable out-of-pocket expenses incurred in pursuing such Action and obtaining such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses) be retained by TG.

10.5.2Defense of Claims.

(a)Notice.  In the event that any action, suit, or proceeding is brought against either Party or any Affiliate of either Party or any Sublicensee or Distributor of Company alleging the infringement of the Technology or Patent Rights or any other intellectual property of a Third Party by reason of or the Development or Commercialization, including the Manufacture, use, or sale, of the Compound or Product, by or on behalf of Company, its Affiliates, Sublicensees, or Distributors (such action, suit, or proceeding, a “Defensive Action”), such Party shall notify the other Party within [***] ([***]) [***] of the earlier of (i) receipt of service of process in such

Defensive Action, or (ii) the date such Party becomes aware that such Defensive Action has been instituted and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter.

(b)Prosecution of Defensive Actions in the Territory.  TG and/or LFB, as applicable, and only to the extent permissible under Applicable Law, shall have the sole right, but not the obligation, to institute and/or control such Defensive Action in its own name and at its sole expense; and in such case, Company and/or any of its Affiliates shall have the right to separate counsel at its own expense in any such Defensive Action, and Company shall cooperate with TG and/or LFB in all reasonable respects in any such Defensive Action.  Without limiting the generality of the foregoing, solely upon TG’s request, Company shall defend any Defensive Action in its own name and at its sole expense; and in such case TG and/or any of its Affiliates shall have the right to separate counsel at its own expense in any such Defensive Action, and TG shall cooperate with Company in all reasonable respects in any such Defensive Action.

(c)Cooperation.  Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation.  In no event shall either Party settle or otherwise resolve any such action, suit, or proceeding brought against the other Party or any of its Affiliates or sublicensees without the other Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

10.5.3Patent Term Restoration.  The Parties shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Licensed Patent Rights and/or Arising IP. Such cooperation shall include diligently and timely conferring and coordinating with respect to such matters to ensure compliance with applicable filing deadlines and agreeing on procedures to be followed by the Parties to ensure such compliance.  In the event that elections with respect to obtaining such patent term restoration are to be made, TG and/or LFB shall have the right to make the election with respect to Licensed Patent Rights and/or Arising IP.  The Parties agree that for those cases where TG and/or LFB initially agree not to obtain patent term restoration and/or supplemental protection certificates, Company shall nonetheless have the right to overrule such decision, and as consequence patent term restoration and/or supplemental protection certificates shall be obtained at the sole cost and expense of Company.

10.6Trademark Prosecution and Registration.  TG shall control the registration of the Licensed Trademark in the Territory.  TG shall have the sole right (but not obligation) to take any actions as are required to continue and maintain in full force and effect and enforce and defend the Licensed Trademark and registrations thereof, against infringement and misappropriation in the Territory, and shall be solely responsible for all expenses incurred in connection therewith.  Upon TG’s request, Company shall reasonably cooperate and assist with the activities contemplated by this Section 10.6.

11.TERM AND TERMINATION

11.1Term.  This Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated pursuant to Section 11.2 (the “Term”).

11.2Termination.  This Agreement may be terminated as follows:

11.2.1TG Rights to Terminate for Challenge.  Except to the extent the following is unenforceable under the Applicable Laws of a particular jurisdiction where a patent application within the Licensed Patent Rights and/or the Arising IP is pending or a patent within the Licensed Patent Rights and/or the Arising IP is issued, TG may terminate this Agreement immediately upon written notice to Company in the event that Company or any of its Affiliates, Sublicensees, or Distributors Challenges any Licensed Patent Rights and/or Arising IP or assists a Third Party in initiating a Challenge of any Licensed Patent Rights and/or Arising IP.

11.2.2Termination for Breach.  Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, for a material breach by the other Party of any term of this Agreement and/or the Supply Agreement that remains uncured [***] ([***]) [***] after the non-breaching Party first gives written notice to the other Party of such breach and its intent to terminate this Agreement if such breach is not cured; provided, however, that the cure period for breach of any payment obligation shall be [***] ([***]) [***].

11.2.3Termination for Insolvency.  In the event that either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, or files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within [***] ([***]) [***] of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

11.2.4Termination for Failure to Achieve [***] of Sales Target.  If LFB has sent or has threatened in writing to TG to send to TG a termination notice pursuant to section 5.5.2 para. 2 of the LFB License (i.e., based on the grounds that TG failed to achieve [***] ([***]) of the sales targets applicable under the LFB License for [***] ([***]) consecutive commercial years), then TG shall have the right to terminate this Agreement with respect to country(-ies) within the Territory where [***] of the Sales Targets for the Product in the Field in such country were not achieved and in relation to which LFB has terminated or threatened in writing to terminate the LFB License; provided, however, that (a) TG shall provide [***] ([***]) [***] prior written notice of termination, and, if during such [***] ([***]) [***] period Company achieves [***] of the Sales Target for such [***] ([***]) [***] period, then Company shall be deemed to have cured the breach and the termination will be null and void, (b) TG shall, upon the effective date of such termination, purchase back the Product stock held by Company at the price paid by Company for the Product under the Supply Agreement, and (c) such termination right shall not apply if the failure to achieve the Sales Target in such country is due to a Product supply failure not attributable to Company, provided that Company has satisfied its safety stock obligations set forth in the Supply Agreement and has exhausted its safety stock of the Product.  For the purpose of this Section 11.2.4, Company means Company, and where applicable, its Affiliates, Sublicensees, and Distributors.

11.2.5Termination Following Change of Control; the Buy-Back Option.

(a)Upon the first consummation of a Change of Control of TG following the Effective Date, TG or its successor-in-interest shall have the right to terminate this

Agreement immediately by providing Company with written notice of termination (the “Buy-Back Option”); provided, however, that:

(i)the Buy-Back Option may be exercised only in connection with the first occurrence of a Change of Control of TG and, for the avoidance of doubt, shall not apply in relation to any subsequent agreement pursuant to which TG or its successor-in-interest would reasonably expect to undergo a Change of Control (a “CoC Agreement”) and/or any other subsequent Change of Control in relation to TG or its successor-in-interest;

(ii)the applicable CoC Agreement is signed no later than [***];

(iii)the applicable Change of Control is consummated no later than [***];

(iv)notice of the exercise of the Buy-Back Option is given within [***] ([***]) [***] following the consummation of the applicable Change of Control;

(v)the Parties shall comply with the provisions of Schedule 11.2.5(a)(v) with respect to Company Employees;

(vi)TG or its successor-in-interest shall re-purchase supplies and Raw Materials in accordance with Section 11.4.4(g); and

(vii)TG or its successor-in-interest pays Company, as follows:

A.in the event TG or its successor-in-interest exercises the Buy-Back Option at any time on or prior to [***], an amount equal to [***] ([***]) the sum of any Upfront Payment and/or Milestone Payments made by Company to TG or its successor-in-interest as of the date of such exercise of the Buy-Back Option;

B.in the event TG or its successor-in-interest exercises the Buy-Back Option at any time after [***] but on or prior to [***] , an amount equal to [***] ([***]) the sum of any Upfront Payment and/or Milestone Payments made by Company to TG or its successor-in-interest as of the date of such exercise of the Buy-Back Option;

C.in the event TG or its successor-in-interest exercises the Buy-Back Option at any time after [***]but on or prior to [***] (or, should the relevant Change of Control be consummated less than [***]([***]) [***] prior to [***], on or prior to the date which is [***] ([***]) [***] following the consummation of the applicable Change of Control), an amount equal to [***] ([***]) the sum of any Upfront Payment and/or Milestone Payments made by Company to TG or its successor-in-interest as of the date of such exercise of the Buy-Back Option.

(b)Taxes.  Without prejudice to the Buy-Back Gross-Up Mechanism established (and defined) below, if Applicable Laws require that Taxes be deducted and withheld from a payment made pursuant to this Section 11.2.5, then:

(i)TG shall (A) deduct those Taxes in the amount required by Applicable Laws from the payment; (B) pay the Taxes to the proper taxing authority; and (C) send evidence of the obligation together with proof of payment to Company within [***] ([***]) [***] following that payment, and

(ii)the Parties shall perform all acts (including by executing all appropriate documents and/or filing all appropriate tax returns, applications, filing or information with any competent governmental authority) so as to enable the other Party to take advantage of any applicable double taxation agreement or treaty or to otherwise secure any applicable exemption from or reduction in withholding Taxes, including the delivery of any prescribed forms necessary (or has been requested by a governmental authority) to reduce the applicable rate of withholding or relieve the obligation to withhold such tax or any other information or documentation requested by a Party to comply with its tax obligations (for example, and non-exclusively, a tax resident certificate within the meaning of the applicable double tax treaty) and such shall be provided before the due date of payment pursuant to this Section 11.2.5.

Any deductions or withholding for taxes that TG is required by Applicable Law to deduct or withhold on remittance of payments to Company pursuant to the terms of this Agreement shall be paid forthwith by TG to the appropriate taxing authority, and the sum payable by TG to Company pursuant to the terms of this Section 11.2.5 shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions or withholdings applicable to additional sums payable under this provision), Company receives an amount equal to the sum which would have been received by Company had no such deduction or withholding been made (the “Buy-Back Gross-Up Mechanism”). Where Taxes have been deducted or withheld by TG from a payment made pursuant to this Section 11.2.5, Company will be required to pursue commercially reasonable actions and tax filings according to Applicable Law to obtain and claim any available refund, relief, exemption, tax credit, tax benefit or others in order to eliminate any double taxation and/or to recover (or credit or refund) the taxes paid withheld and/or paid (in full or to the maximum extent permitted under Applicable Law) as promptly as possible in the US, Spain or elsewhere including but not limited to the applicable tax return corresponding to the fiscal year where such withholding or deduction has taken place. The maximum amount that is recoverable, refundable, creditable, or that otherwise could be claimed and /or received according to Applicable Law (including by any Affiliate of TG, e.g. under any group taxation regime) as a result of the application of those measures to eliminate any double taxation and/or to recover (credit or refund) the Taxes withheld will be directly paid in cash to TG the day after the applicable tax return of the fiscal year where such relief has been used, is or should have been filed according to Applicable Law, even if it is not fully recovered, refunded, credited or otherwise received in that tax return but can potentially be in the future. The amounts recovered and to be paid to TG will be subsequently adjusted in case that they differ from the final amount resulting from an assessment received by any taxing authority and/or administrative court or courts of justice where the assessment, resolution and/or in general a decision reached by any of those bodies is final and no further appeal can be made.

The Buy-Back Gross-Up Mechanism will not apply where Company ceases to be tax resident in Spain.

The Buy-Back Gross-Up shall be limited to the [***] of the amounts of taxes withheld or deducted from any payment resulting from this Agreement if there is a change in the Applicable Law that modifies the withholding tax rules relevant to this Agreement applicable at the date of signing and/or in the relevant provisions of the Spain-US tax treaty applicable to this Agreement at the date of signing (modifications that do not impact the application of withholding tax or the amount of withholding tax to be applied (if any) shall not be relevant for the purpose of this sentence).

11.3Commercial License in Bankruptcy Scenario.

11.3.1All rights and licenses now or hereafter granted under or pursuant to any section of this Agreement, including, inter alia, Section 2, are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.

11.3.2Company, as licensee of such rights under this Agreement, shall have all rights, elections, and protections under the Bankruptcy Code and all other applicable bankruptcy, insolvency, and similar laws with respect to this Agreement and the subject matter hereof.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

11.4Consequences of Termination of Agreement.  In the event of the termination of this Agreement pursuant to Section 11.2, the following provisions shall apply, as applicable, except as TG agrees otherwise in its sole discretion for the sake of patient safety and otherwise orderly transition from Company to TG as contemplated by this Section 11.4.

11.4.1All licenses and rights granted by TG to Company, including all licenses granted to Company pursuant to Section 2.1, shall immediately terminate.  Any Sublicense in effect immediately prior to the termination of this Agreement shall automatically terminate, unless TG determines, in its sole discretion, to maintain such Sublicense, in which case, Company shall assign to TG such Sublicense and all rights thereunder, provided that (a) Company shall remain responsible and liable, in all respects, for all obligations and liabilities arising thereunder prior to such assignment, and (b) each such Sublicensee shall take all steps and execute all documents that TG reasonably requires in connection with its assumption of such Sublicense.

11.4.2Company shall cease to use the Licensed Trademark and any Marketing Authorization obtained in accordance with this Agreement and shall promptly transfer such Marketing Authorizations and/or orphan drug designations to TG at no cost for TG.

11.4.3Company shall cease to conduct any activity related to the Development and/or Commercialization of the Product in the Field in the Territory.

11.4.4Promptly following the termination of this Agreement, Company shall promptly (and in any event within thirty ([***]) [***] of termination of this Agreement, or such other period of time if required under Applicable Law, except as required to enable Company to exercise its rights during the sell-off period contemplated by Section 11.4.4(g)(ii) solely during such sell-off period, as applicable):

(a)transfer to TG, and cause its Affiliates, Sublicensees, and Distributors to transfer to TG, all of their respective right, title and interest in all Drug Approval Applications, Marketing Authorizations, Regulatory Approvals, and any other Regulatory Filings then in any of their respective names, or otherwise under their Control, applicable to the Compound and/or Product in the Field in the Territory, if any, and all Confidential Information Controlled by Company as of the date of termination relied on by such Drug Approval Applications, Marketing Authorizations, Regulatory Approvals, and/or other Regulatory Filings.  Until the transfer of any such Marketing Authorizations and/or Regulatory Approvals is complete, then, in each country in the Territory, as applicable, Company hereby appoints, and shall appoint, TG or its designee as its exclusive distributor of the Product in such country, with the right to appoint sub-distributors, to the fullest extent permissible under Applicable Law;

(b)notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect such transfer;

(c)provide TG with copies of all correspondence between Company and such Regulatory Authorities relating to such Drug Approval Applications, Marketing Authorizations, Regulatory Approvals, and/or other Regulatory Filings;

(d)unless expressly prohibited by any Regulatory Authority, transfer sponsorship and control to TG of all Clinical Trials of the Product in the Field in the Territory being conducted by or on behalf of Company as of the effective date of termination and, upon TG’s request, continue to conduct such Clinical Trials after the effective date of termination to enable such transfer to be completed without interruption of any such Clinical Trial for up to [***] ([***]) [***] from the effective date of termination, which such conduct shall be at TG’s cost and direction (except that Company will bear the costs if this Agreement is terminated by TG in accordance with Section 11.2.2);

(e)cooperate with TG, cause its Affiliates to cooperate with TG, and use commercially reasonable efforts to require any Third Party with which Company has an agreement with respect to the conduct of Clinical Trials for the Product (including agreements with contract research organizations, clinical sites, and investigators), to cooperate with TG in order to accomplish the transfer to TG of similar rights as held by Company under its agreements with such Third Parties;

(f)provide TG with copies of all reports, Company Data, records, materials, and documentation generated or obtained by Company or its Affiliates, and all Promotional Materials used by Company, pursuant to this Agreement that relate to the Product in the Field in the Territory, and hereby assigns, transfers, and conveys, and shall assign, transfer, and convey, to TG all right, title, and interest in and to the Company Data, results, and any other information in any Drug Approval Applications, Marketing Authorizations, Regulatory Approvals, and/or other Regulatory Filings applicable to the Commercialization of the Product in the Field in the Territory and all material aspects of Confidential Information Controlled by it as of the date relating to such Drug Approval Applications, Marketing Authorizations, Regulatory Approvals, and/or other Regulatory Filings for TG to use to seek Regulatory Approvals for the Product (whether in or outside the Territory, and whether in or outside the Field);

(g)together with TG, handle inventory of Compound, Product, and Raw Materials, and binding portions of forecasts under the Supply Agreement, as follows:

(i)[***]; or

(ii)in the event of a termination of this Agreement for any reason other than in accordance with Section 11.2.5, then, in TG’s sole discretion, either:

A.	[***]; or
B.	[***]; and,

in addition, with respect to Drug Substance, in both scenarios of either (A) and (B), as regards (y) Drug Substance and/or Raw Materials already owned by Company, return to TG (at Company's election, by way of sale or against issuance of a credit note by TG) such portion of such Drug Substance and/or Raw Materials as TG can – for the avoidance of doubt and without limitation, taking into account its current stock levels, binding forecasts, and shelf life of such Drug Substance and/or Raw Materials – reasonably be expected to use to satisfy existing or future demand and (z) Drug Substance subject to binding forecasts in accordance with the Supply Agreement, TG shall take over such [***];

(h)provide TG with copies of all reports and data generated or obtained by Company or its Affiliates pursuant to this Agreement that relate to the Product in the Field in the Territory; and

(i)if by virtue of the Transfer Regulations and the termination of this Agreement (whether in whole or in part) for whatever reason, any employment or any liability regarding the employment of any Company Employee shall transfer to (or be alleged to transfer to) TG and/or any New Commercialization Provider (a “Transfer Claimant”), TG may terminate (or procure that any New Commercialization Provider may terminate) the employment of such Transfer Claimant and, provided that: (a) TG terminates the employment of a Transfer Claimant without undue delay following the later of the transfer date or the allegation of such transfer by a Transfer Claimant and (b) the transfer of employment of a Transfer Claimant is not caused by TG or the New Commercialization Provider making offers of employment to any Company Employees in the same jurisdiction, Company shall indemnify TG and the New Commercialization Partner in full for and against all reasonable Losses (including reasonable costs for severance pay, it being understood and agreed that any offering of severance to a Transfer Claimant requires the Company's consent which shall not be unreasonably withheld or delayed) incurred or suffered by TG or any New Commercialization Provider arising out of or in connection with the employment and/or termination of such Transfer Claimant (save that this indemnity shall not cover the costs of employing any Transferring Employee for any full days on which the Transferring Employee actively provides work or services to TG (as determined by TG acting reasonably)).  For the avoidance of doubt: If TG does not terminate the employment of a Transfer Claimant without undue delay following the later of the transfer date or the allegation of such transfer by a Transfer Claimant, TG shall be solely liable for any Loss with regard the employment of the Transfer Claimant or its termination. This clause shall not apply to a termination of this Agreement pursuant to the Buy-Back Option.

Additionally, promptly following the termination of this Agreement, Company shall enter into good faith negotiations with TG and agree upon and implement a plan for the orderly transition of Company Development Activities and Commercialization from Company to TG in a manner consistent with Applicable Laws and standards of ethical conduct of human Clinical Trials and will seek to replace all Company personnel engaged in any such Development or Commercialization activities, in each case, as promptly as practicable.  In connection therewith, Company hereby assigns, transfers, and conveys, and shall assign, transfer, and convey, to TG all right, title, and interest in and to any intellectual property (including, without limitation, Company Data) Controlled by Company and/or its Affiliates that is necessary or useful for the Development and/or Commercialization of the Product in the Field in the Territory.

Notwithstanding any provision to the contrary of this Agreement, upon termination of this Agreement, any information, Technology, and/or Proprietary Materials that arose following the Effective Date and under the performance of this Agreement that would otherwise be the Confidential Information of Company, is and shall be the Confidential Information of TG as of the effective date of termination.

11.4.5Each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that, each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

11.4.6Company shall promptly return to TG all raw data and results generated in each Clinical Trial conducted in connection with the Product in the Territory (whether provided by TG to Company as Licensed Technology or Company Data).

11.5Surviving Provisions.  Termination of this Agreement for any reason shall be without prejudice to:

(a)Survival of rights specifically stated in this Agreement to survive, including without limitation as set forth in Section 11.4;

(b)the rights and obligations of the Parties provided in Sections 2.1.2 (with respect to the license grant referred to therein, if applicable), 3.7, 8.3.3, 8.3.6, 9, 10.1, 10.5, 11.2.5, 11.3.2, 11.4, 11.5, 13, 14.1, and 14.3 (including all other Sections or Articles referenced in any such Section or Article), all of which shall survive such termination except as provided in this Article 11; and

(c)any other rights or remedies provided at law or equity which either Party may otherwise have, including all payment obligations that have accrued as of the effective date of termination.

12.REPRESENTATIONS AND WARRANTIES

12.1Mutual Representations, Warranties, and Covenants.  TG and Company each hereby represents, warrants, and covenants to the other, as of the Effective Date, as follows:

12.1.1Organization.  It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

12.1.2Authorization.  The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party’s certificate of incorporation or bylaws (or equivalent charter or organizational documents), (b) any agreement, instrument, or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.

12.1.3Binding Agreement.  This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

12.1.4No Inconsistent Obligation.  Neither it nor its assets is under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

12.1.5No Government Authorization Required.  No government authorization, consent, approval, license, exemption of, or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Applicable Laws currently in effect, is or will be necessary for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement.

12.1.6Compliance.  Each Party shall comply with all Applicable Laws in connection with its performance of the activities contemplated by this Agreement.

12.2Additional Representations and Warranties of TG.  TG further represents and warrants to Company, as of the Effective Date, as follows:

12.2.1Right to Grant License.  TG has the right to grant the license and rights set forth in Section 2; provided, however, and notwithstanding Section 12.2.5, this Section 12.2.1 shall not be construed or deemed to be a representation or warranty regarding the infringement or other violation of the intellectual property rights of any Third Party.

12.2.2Validity of IP Rights.  All Licensed Patent Rights listed on Schedule 12.2.2(b), the Licensed Trademark listed on Schedule 12.2.2(c), and the LFB Background Patent Rights listed on Schedule 12.2.2(a) are existing and, to TG's Knowledge, no issued intellectual property rights which are part of the Licensed Patent Rights listed on Schedule 12.2.2(b), the Licensed Trademark listed on Schedule 12.2.2(c), and/or the LFB Background Patent Rights listed on Schedule 12.2.2(a) are invalid or unenforceable. To TG’s Knowledge, the Licensed Technology is in existence, and available to be validly and enforceably used hereunder.

12.2.3No Claims.  There are no claims, judgments, or settlements against TG pending, or to TG’s Knowledge, threatened, that invalidate or seek to invalidate the Licensed Patent Rights listed on Schedule 12.2.2(b), the Licensed Trademark listed on Schedule 12.2.2(c), and/or the LFB Background Patent Rights listed on Schedule 12.2.2(a).  There is no litigation pending against TG or any Affiliate of TG that alleges that any of TG’s activities relating to the Compound or the Product have violated any of the intellectual property rights of any Third Party (nor has it received any written communication threatening such litigation).

12.2.4No License.  TG has not previously entered into any agreement pursuant to which it granted a license with respect to the Product in the Field in the Territory, or under the Licensed Patent Rights, Licensed Technology or Licensed Trademark in the Field in the Territory, to any Affiliate or Third Party, which license grant remains in effect or which agreement has surviving license rights, or other surviving terms, that are inconsistent with the rights and licenses granted to Company under this Agreement.

12.2.5Third Party Rights.  To TG’s Knowledge, no intellectual property rights owned or controlled by any Third Party will be infringed by the Development or Commercialization, by or on behalf of Company, of the Product in the Field in the Territory pursuant to this Agreement.

12.2.6No Interference.  To TG’s Knowledge: (a) the Licensed Patent Rights and the LFB Background Patent Rights in the Territory are not the subject of any interference proceeding, and (b) there is no pending or threatened action, suit, proceeding, or claim by any Third Party challenging TG’s and/or LFB’s (as the case may be) ownership rights in, or the validity or scope of, the Licensed Patent Rights, Licensed Technology, Licensed Trademark, and/or the LFB Background Patent Rights in the Territory.

12.2.7LFB License.  TG has provided to Company, prior to the Effective Date, a complete and accurate copy of the LFB License.  The LFB License is in full force and effect, and, to TG’s Knowledge, neither party thereto is in material breach of the LFB License as of the Effective Date.

12.3Additional Representations, Warranties, and Covenants of Company.  Company further represents, warrants, and covenants to TG, as of the Effective Date (and, with respect to Section 12.3.6, during the Term), as follows:

12.3.1No Claims.  There is no litigation pending against Company or any Affiliate of Company that relates, directly or indirectly, to the subject matter of this Agreement and that alleges that any of Company’s activities to be conducted relating to the Development and Commercialization of the Product in the Field in the Territory would violate any of the intellectual property rights of any Third Party (nor has it received any written communication threatening such litigation).

12.3.2Compliance with Applicable Laws.  Company is in compliance with all Applicable Laws, and is not in default under or in violation of any Applicable Laws, that, in any case, would reasonably be expected to adversely affect the ability of Company to comply with and perform its obligations under this Agreement.

12.3.3Financial and Human Resources.  Company has all necessary financial and human resources to enter and perform all its commitments and obligations contained in the Agreement.

12.3.4Competing Products.  Neither Company nor any of its Affiliates nor any of the Other Permira Companies (a) conducts any activity, either on its own or with, for the benefit of, or sponsored by, any Third Party, that, in any case, involves the research, development or commercialization of any other anti CD 20 monoclonal antibody, or any compound that embodies or is derived from any anti CD 20 monoclonal antibody, whether in or outside the Field, or (b) otherwise conducts or is engaged in the research, development, and/or commercialization of any transgenically-derived chimeric monoclonal antibody for use in or outside the Field.

12.3.5Other Permira Companies.  Company shall not use any Other Permira Company to perform any activities, or have any role, with respect to Company’s obligations under this Agreement or Company’s Commercialization of the Product.

12.3.6Debarment.  Neither Company nor any of its Affiliates has been debarred or is subject to debarment, and neither Company nor any of its Affiliates will use in any capacity, in connection with its activities under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and any rules or regulations promulgated thereunder, or who is the subject of a conviction described in such Section 306, or who is subject to any similar sanction of any Regulatory Authority or other governmental authority in the Territory.  During the Term, Company will promptly inform TG in writing if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in such Section 306 or who is subject to any similar sanction, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending, or is threatened, relating to the debarment, conviction, or sanctions of it or any such Person performing hereunder.

12.3.7Compliance with Applicable ABC Laws.  Without limiting the generality of Section 12.1.6, as of the Effective Date and throughout the Term: (a) none of its owners, directors, employees, contractors, representatives, agents, officers, or other members of its management (collectively, “Company Persons”) are officials, officers, employees, agents, owners, directors, or representatives of any government, political party, state-owned entity, or public international organization, or instrumentality thereof, or candidate for public office (collectively, “Officials”); (b) Company shall immediately notify TG in writing if any Company Person becomes an Official; (c) Company and Company Persons have not caused and shall not cause TG or its Affiliates to be in violation of any applicable anti-corruption, anti-bribery, anti-kickback, anti-money laundering, anti-terrorist financing, anti-fraud, sanctions, embargo, export control, or other law, regulation, order, ordinance, mandatory rule, or other government or judicial decision (collectively, “Applicable ABC Laws”), including but not limited to the U.K. Bribery Act and the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”); (d) Company and Company Persons have not promised, offered, authorized, provided, or accepted, and shall not promise, offer, authorize, provide, or accept, either directly or indirectly, money (including a bribe or kickback), gifts, entertainment, hospitalities, favors, or other things of value (collectively, a “Payment”) to or from any Officials or any other person whether in the public or private sector, where such Payment would constitute a violation of any Applicable ABC Laws, including, without limitation, the FCPA; (e) Company maintains and implements, and shall continue to maintain and implement, an effective compliance program, consisting of policies, procedures, training, and other measures and internal controls to cause Company and Company Persons to comply with all applicable anti-bribery/anti-corruption laws and other Applicable ABC Laws and will provide copies of these policies and procedures upon request; (f) Company shall report any suspected or actual violation of any anti-bribery/anti-corruption laws or other Applicable ABC Laws in relation to this Agreement to TG immediately; (g) Company has provided and will continue to provide in good faith to TG and/or its representatives and advisors all due diligence documents and information of the character and type requested by TG; and (h) Company has not retained and shall not retain any third-party broker, agent, sub-representative, or other contractor to interact with Officials in the performance of this Agreement, unless such third party is vetted in advance to the satisfaction of TG.  Company acknowledges and agrees that a violation of this Section 12.3.6 by Company or any Company Person constitutes a material breach of this Agreement, and, notwithstanding the provisions of Section 11.2.2, TG shall have the right to terminate this Agreement without any notice or cure period.

12.3.8Compliance with Applicable Trade Laws.  Without limiting the generality of Sections 12.1.6 and 12.3.6, Company shall comply with all Applicable Laws controlling the export of certain commodities, technology, and technical data, including the Export Administration Regulations administered by the United States Department of Commerce and the International Traffic in Arms Regulations administered by the United States Department of State. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities, technology, and technical data to specified countries.  Company hereby gives written assurance that it will comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations, and that it will indemnify and hold TG harmless for the consequences of any such violation.  Additionally, Company agrees to comply with U.S. Sanctions administered by the Department of Treasury’s Office of Foreign Assets Control and will ensure all of its Sublicensees and/or Distributors are appropriately screened against relevant global watchlists.  Any positive screening results demonstrating a party’s presence on a watchlist will be immediately reported to TG and no Product may be exported, re-exported, transferred, or transshipped to or through, sanctioned entities.

12.3.9Company’s Investigation and Non-Reliance.  Company has been provided with access to the representatives and books and records of TG, including through an electronic data room, and other information (including the information necessary to determine whether to enter into this Agreement) that it has requested in connection with its investigation of the Compound, Product, and the transactions contemplated by this Agreement.  Company is not relying, has not relied, and disclaims all reliance upon any statement, representation, or warranty (whether oral, written, express, or implied) made by TG or any of its Affiliates or representatives of any kind whatsoever, except as expressly set forth in Article 12.  Except in the case of fraud, willful misconduct, or intentional misrepresentation, neither TG nor any of its Affiliates or representatives shall have any liability to Company or any of its Affiliates or representatives resulting from the use of any information, documents, or materials made available to Company (or its representatives), whether orally or in writing, in any confidential information memoranda, “data rooms,” “virtual data rooms,” management presentations, due diligence (whether or not received from TG or any of its Affiliates or representatives) in any form (including via discussion or presentation) in expectation of the transactions contemplated by this Agreement.  TG (and its Affiliates and representatives) is not making, directly or indirectly, any representation or warranty with respect to any estimates, projections, or forecasts involving the Product, including the likelihood of approval of any Drug Approval Application and/or the timing of any decision by the EMA or any other Regulatory Authority.  Company acknowledges and agrees that there are inherent uncertainties in attempting to make such estimates, projections, and forecasts and that Company takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections, or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections, or forecasts).

12.4Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT: THE LICENSED TECHNOLOGY, LICENSED PATENT RIGHTS, LFB BACKGROUND PATENT RIGHTS, AND LICENSED TRADEMARK, AS WELL AS THE COMPOUND AND PRODUCT, ARE BEING PROVIDED ON AN “AS IS, WHERE IS” BASIS; AND TG MAKES NO WARRANTY WITH RESPECT TO ANY COMPOUND, PRODUCT, TECHNOLOGY, PATENT RIGHTS, REGULATORY FILES, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT, AND TG HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

13.INDEMNIFICATION; INSURANCE

13.1Indemnification of TG by Company.  Company shall indemnify, defend, and hold harmless TG, its Affiliates, their respective directors, officers, employees, and agents, and their respective successors, heirs, and assigns (collectively, the “TG Indemnities”), against all liabilities, damages, losses, and expenses (including, without limitation, reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon TG Indemnities, or any of them, as a result of claims, suits, actions, demands, or judgments of Third Parties, including, without limitation, personal injury and product liability claims (collectively, “Claims”), arising out of (a) the use of the Licensed Patents, Licensed Technology, LFB Background Patents, and/or Licensed Trademark by or on behalf of Company or any of its Affiliates, Sublicensees, or Distributors; (b) the Development and/or Commercialization of the Product by or on behalf of Company or any of its Affiliates, Sublicensees, or Distributors; (c) any breach of this Agreement by Company or any of its Affiliates, Sublicensees, Distributors, or agents; (d) without limiting the generality of Section 13.1(c), any breach of Section 5.3 of this Agreement, including, without limitation, indemnifying TG Indemnities for all Losses incurred by TG in connection with payment of penalties to LFB under Section 5.4 of the LFB License; and (e) the gross negligence or willful misconduct of any Company Indemnity or Sublicensee of Company; excluding, in each of (a) – (e) above, any Claim or Loss with respect to which TG has an obligation to indemnify Company Indemnities pursuant to Section 13.2, as to which Claim or Loss each Party will indemnify the other to the extent of their respective liability for such Loss (unless such Claim or Loss is otherwise expressly excluded from a Party’s indemnification obligations under this Agreement).

13.2Indemnification of Company by TG.  TG shall indemnify, defend, and hold harmless Company, its Affiliates, their respective directors, officers, employees, and agents, and their respective successors, heirs, and assigns (collectively, the “Company Indemnities”), against all Losses incurred by or imposed upon the Company Indemnities, or any of them, as a result of Claims arising out of (a) the Global Development Activities or Commercialization by or on behalf of TG of the Product (i) outside of the Field in the Territory, or (ii) in the Excluded Territory; (b) any breach of this Agreement by TG or any of its Affiliates, (sub)licensees, distributors, or agents; or (c) the gross negligence or willful misconduct of any TG Indemnity or (sub)licensee of TG; excluding, in each of (a) – (c) above, any Claim or Loss with respect to which Company or any of its Affiliates has an obligation to indemnify TG pursuant to Section 13.1, as to which Claim or Loss each Party will indemnify the other to the extent of their respective liability for such Loss.

13.3Conditions to Indemnification.  A Person seeking indemnification under this Article 13 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from which indemnification is sought (the “Indemnifying Party”).  The Indemnified Party shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim; provided, that, the Indemnifying Party shall (a) act reasonably and in good faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim.

13.4Insurance.  Not later than fifteen (15) days before the date on which Company or any Affiliate or Sublicensee of Company shall, on a commercial basis, make, use, or sell the Product in the Field in the Territory, and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to any such manufacture, marketing, possession, use, sale, or other disposition of the Product, Company will, at its own expense, with respect to the Product in the Field in the Territory, obtain and maintain in full force and effect, comprehensive general liability insurance, in such amounts as is customary in the industry with respect to the development, manufacture, and sale of pharmaceutical products in the Territory.  For the avoidance of doubt, all insurance obligations and associated costs for any Company Development Activities and/or Commercialization of the Product in the Field in the Territory and over which TG has little or no control, shall be borne solely by Company.

13.5Limitation of Liability.  EXCEPT AS SET FORTH UNDER SECTIONS 13.1 OR 13.2 OR IN CONNECTION WITH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR BREACH OF THE PROVISIONS OF ARTICLE 9, OR OTHERWISE AS SET FORTH IN SECTION 5.6:  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR (A) ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS, OR LOST REVENUES, OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, KNOW-HOW, OR SERVICES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY.  ADDITIONALLY, NOTHING IN THIS AGREEMENT SHALL REMOVE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH, PERSONAL INJURY, FRAUD, OR ANY OTHER MATTER OR LIABILITY FOR WHICH, BY LAW, MAY NOT BE REMOVED OR LIMITED.

14.MISCELLANEOUS

14.1Disputes; Consent to Jurisdiction.  The Parties shall use reasonable efforts to settle any disputed matter arising from or related to this Agreement or the breach thereof (each, a “Dispute”) by promptly referring any such Dispute to the Chief Executive Officer of each Party.  If the Chief Executive Officers are unable to resolve any Dispute within [***] ([***]) [***] of the date on which the Dispute was referred to them for resolution, the Dispute shall be subject to the sole jurisdiction of, and venue in, the U.S. federal court of competent jurisdiction located within Wilmington, Delaware, USA (if available), and otherwise the state courts of competent jurisdiction located within Wilmington, Delaware, USA.  Company and TG each irrevocably consent to the jurisdiction of such courts, irrevocably waive any objection based on lack of personal jurisdiction or inconvenience of forum, and agree that process may be served in the manner provided herein for giving notices or otherwise as allowed by Delaware or applicable federal law.  Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party.

14.2Notices.  All notices and communications shall be in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery or mailed via certified mail, return receipt requested, addressed as follows, or to such other address as may be designated from time to time:

If to TG:	TG Therapeutics, Inc.
3020 Carrington Mill Blvd., Suite 475
Morrisville, NC 27560
Attention: Michael S. Weiss, Executive Chairman and Chief Executive Officer
E-Mail: [***]

With a copy to:

DLA Piper LLP (US)
650 South Exeter Street
Suite 1100
Baltimore, MD 21202
Attention: [***]
Tel.: [***]
Fax: [***]

If to Company:	Neuraxpharm Pharmaceuticals S.L.
Avinguda de Barcelona, 69
08970 Sant Joan Despí
Barcelona, Spain
Attn: [***]

Tel: [***]

With a copy to:

Clifford Chance PartmbB Junghofstraße 14 60311 Frankfurt am Main Attention: [***] Tel.: [***] Fax: [***]

Except as otherwise expressly provided in this Agreement or mutually agreed in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, (a) three (3) Business Days after deposit with an internationally-recognized overnight express courier with charges prepaid, or (b) five (5) Business Days after mailed by certified, registered, or regular mail, postage prepaid, in each case addressed to a Parties at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 14.2.

14.3Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of principles of conflicts of law.

14.4Competition Law.  TG and Company agree that nothing in this Agreement shall be interpreted in a way that conflicts with EC Regulation 1217/2010 on research and development agreements, or EC Regulation 316/2014 on technology transfer agreements, as issued by the European Commission, or Competition Act 1998 (Research and Development Agreements Block Exemption) Order 2022, in each case, as may be amended or replaced from time to time.

14.5Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors, and permitted assigns.

14.6Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.7Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement.

14.8Amendment; Waiver.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance.  The delay or failure of either Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same.  No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.9No Third Party Beneficiaries.  Except as set forth in Sections 13.1 and 13.2, no Third Party (including, without limitation, employees of either Party) shall have or acquire any rights by reason of this Agreement.

14.10Purposes and Scope.  The Parties hereto understand and agree that this relationship is limited to the activities, rights, and obligations as set forth in this Agreement and the Supply Agreement. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede, or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

14.11Assignment and Successors.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, (a) in whole or in part, to any of its Affiliates, provided, however, that the assigning Party shall continue to remain responsible for the exercise of the rights and the performance of the obligations under this Agreement of any such Affiliates and provided further that, if such assignee ceases to be an Affiliate, such assignment shall be automatically reversed and such assigned rights, obligations and interests shall be deemed automatically by that fact re-assigned to the assigning Party immediately before such cessation, and (b) in whole, but not in part, to any purchaser of all of its assets or all of its assets to which this Agreement relates; provided, however, that any such purchaser shall, for the avoidance of doubt, acknowledge and agree in writing to be bound by the provisions of this Agreement, including, without limitation and for the avoidance of doubt, the provisions set forth in Sections 2.2 and 2.4.  Notwithstanding any provision to the contrary, Company acknowledges and agrees that TG shall have the right to assign, make collateral assignments of, and/or otherwise encumber, in whole or in part, this Agreement in connection with Third Party financing transactions of TG and/or its Affiliates either on a generally secured basis or, if pertaining exclusively or primarily to this Agreement then only if such collateral assignment or other encumbrance does not and may not, in the ordinary course (which shall, for the avoidance of doubt, include enforcement of such assignment or other encumbrance) , lead to (i) TG no longer being a party to this Agreement and/or (ii) the performance of obligations by TG hereunder being impaired.  Additionally, notwithstanding any provision to the contrary, Company shall, and shall request the applicable Permira branded funds managed or advised by Permira Beteiligungsberatungs GmbH (or one of its Affiliates) to in good faith consider inviting TG to participate in a structured auction process regarding the sale of Company or Neuraxpharm group. Should strategic bidders also be invited to participate in such process, Company shall notify TG that a structured sales process has been initiated at the point in time at which an information memorandum or similar marketing material typically used to obtain non-binding offers are sent out to interested parties.

14.12Force Majeure.  Except with respect to breaches of any payment obligations set forth herein: neither Company nor TG shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure.  In event of such Force Majeure, the Party affected shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

14.13Interpretation.  The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.  In addition, unless a context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or), and the word “including” is used without limitation and means “including without limitation”.

14.14Integration; Severability.  This Agreement, together with the Supply Agreement, sets forth the entire agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the Parties with respect to such subject matter.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

14.15Further Assurances.  Each of TG and Company agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents, and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.  Without limiting the generality of the foregoing, Company agrees, from time to time and upon TG’s reasonable request, to enter into such further agreements as necessary under Applicable Laws, including, without limitation, data protection agreements, quality agreements, and others, as needed.

14.16Joint and several liability. TG Therapeutics, Inc. and TG Biologics, Inc. shall be jointly and severally liable for the obligations of TG under this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

NEURAXPHARM PHARMACEUTICALS S.L.

By:
Name:	Burghard Burczyk-Adelsberger
Title:	in his capacity as the legal representative of Neuraxpharm HoldCo Iberia S.L.U., being the sole director of Neuraxpharm Pharmaceuticals S.L.

CEO of NEURAXPHARM GROUP

By:
Name:	Dr. Jörg Thomas Dierks
Title:	Chief Executive Officer

TG THERAPEUTICS, INC.

By:
Name:	Michael S. Weiss
Title:	Chief Executive Officer

TG BIOLOGICS, INC.

By:
Name:	Michael S. Weiss
Title:	Chief Executive Officer

SCHEDULE 3.1.2

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1

SCHEDULE 3.2.1(b)

1

SCHEDULE 4.2.2(c)

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1

SCHEDULE 7.3(A)

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1

SCHEDULE 7.3(B)

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1

SCHEDULE 8.3.5

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1

SCHEDULE 8.3.6

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1

SCHEDULE 11.2.5(a)(v)

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SCHEDULE 12.2.2(a)

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SCHEDULE 12.2.2(b)

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SCHEDULE 12.2.2(c)

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1

EXHIBIT A

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1

EXHIBIT B

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EXHIBIT C

PRESS RELEASE

[To be attached.]

EXHIBIT D

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Exhibit E

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Exhibit F

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SCHEDULE 5.1

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